EXHIBIT 10.4

                                                                  EXECUTION COPY


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                   AMENDED AND RESTATED MASTER LEASE AGREEMENT

                                   NO. 6857500

                            Dated as of March 8, 2002

                                      among

                       SAVVIS COMMUNICATIONS CORPORATION,

                                   as Lessee,

                       THE OTHER LESSORS SIGNATORY HERETO

                               FROM TIME TO TIME,

                                   as Lessors,

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                               as Agent and Lessor

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

1.       ORIGINAL MASTER LEASE AGREEMENT TERMS/AMOUNT AND TERMS OF CREDIT.........................................1

         1.1      Original Master Lease Agreement Terms...........................................................1
         1.2      Payments or Prepayments.........................................................................4
         1.3      Interest........................................................................................6
         1.4      Excess Cash Flow Account........................................................................8
         1.5      Fees............................................................................................8
         1.6      Receipt of Payments.............................................................................8
         1.7      Rent Account and Accounting.....................................................................8
         1.8      Indemnity.......................................................................................8
         1.9      Access..........................................................................................9
         1.10     Taxes...........................................................................................9
         1.11     Capital Adequacy; Increased Costs; Illegality..................................................10
         1.12     Single Obligation..............................................................................10
         1.13     Single Lessor..................................................................................11
         1.14     Replacement of Payment Schedules...............................................................11
         1.15     Amendment and Restatement......................................................................11

2.       CONDITIONS PRECEDENT....................................................................................11

         2.1      Conditions Precedent...........................................................................11
         2.2      Conditions to Effectiveness....................................................................15

3.       REPRESENTATIONS AND WARRANTIES..........................................................................15

         3.1      Corporate Existence; Compliance with Law.......................................................16
         3.2      Executive Offices, Collateral Locations, FEIN..................................................16
         3.3      Corporate Power, Authorization, Enforceable Obligations........................................16
         3.4      Financial Statements and Business Plan - 4 Years...............................................17
         3.5      Material Adverse Effect........................................................................17
         3.6      Ownership of Property; Liens...................................................................18
         3.7      Labor Matters..................................................................................18
         3.8      Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness......................19
         3.9      Government Regulation..........................................................................19
         3.10     Margin Regulations.............................................................................19
         3.11     Taxes..........................................................................................20
         3.12     ERISA..........................................................................................20
         3.13     No Litigation..................................................................................21
         3.14     Brokers........................................................................................21
         3.15     Intellectual Property..........................................................................21
         3.16     Full Disclosure................................................................................22
         3.17     Environmental Matters..........................................................................22
         3.18     Insurance......................................................................................23
         3.19     Deposit and Disbursement Accounts..............................................................23
         3.20     Government Contracts...........................................................................23
         3.21     Customer and Trade Relations...................................................................23

         3.22     Agreements and Other Documents.................................................................23
         3.23     Solvency.......................................................................................24
         3.24     Warrants.......................................................................................24
         3.25     Operation of Business..........................................................................24
         3.26     MoneyLine Network Services Term Sheet..........................................................24

4.       FINANCIAL STATEMENTS AND INFORMATION....................................................................25

         4.1      Reports and Notices............................................................................25
         4.2      Communication with Accountants.................................................................25

5.       AFFIRMATIVE COVENANTS...................................................................................26

         5.1      Maintenance of Existence and Conduct of Business...............................................26
         5.2      Payment of Charges.............................................................................26
         5.3      Books and Records..............................................................................27
         5.4      Insurance; Damage to or Destruction of Collateral..............................................27
         5.5      Compliance with Laws...........................................................................28
         5.6      Supplemental Disclosure........................................................................28
         5.7      Intellectual Property..........................................................................29
         5.8      Environmental Matters..........................................................................29
         5.9      Landlords' Agreements, Mortgagee Agreements, Bailee Letters
                  and Real Estate Purchases......................................................................30
         5.10     Observation Rights.............................................................................30
         5.11     Excess Cash Flow...............................................................................31
         5.12     Agreement to Grant Additional Security.........................................................31
         5.13     Further Assurances.............................................................................33

6.       NEGATIVE COVENANTS......................................................................................33

         6.1      Mergers, Subsidiaries, Etc.....................................................................34
         6.2      Investments; Loans and Advances................................................................34
         6.3      Indebtedness...................................................................................36
         6.4      Employee Loans and Affiliate Transactions......................................................36
         6.5      Capital Structure and Business.................................................................37
         6.6      Guaranteed Indebtedness........................................................................38
         6.7      Liens..........................................................................................39
         6.8      Sale of Stock and Assets.......................................................................39
         6.9      ERISA..........................................................................................40
         6.10     Hazardous Materials............................................................................40
         6.11     Sale-Leasebacks................................................................................40
         6.12     Cancellation of Indebtedness...................................................................40
         6.13     Restricted Payments............................................................................40
         6.14     Change of Corporate Name or Location; Change of Fiscal Year....................................41
         6.15     No Impairment of Intercompany Transfers........................................................41
         6.16     No Speculative Transactions....................................................................42
         6.17     Material Contracts.............................................................................42
         6.18     Maximum Capital Expenditures...................................................................42

         6.19     Management Fees................................................................................43
         6.20     Rights of Third Parties in Intellectual Property...............................................43
         6.21     Limitation on Leases...........................................................................43
         6.22     Cash Retention by Holdings.....................................................................43
         6.23     UK Subsidiary Pledge...........................................................................43
         6.24     Deposit and Disbursement Accounts..............................................................43

7.       TERM....................................................................................................44

         7.1      Termination....................................................................................44
         7.2      Survival of Obligations Upon Termination of Financing Arrangements.............................44

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES..................................................................44

         8.1      Events of Default..............................................................................44
         8.2      Remedies.......................................................................................46
         8.3      Waivers by Savvis Parties......................................................................47

9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT.....................................................48

         9.1      Assignment and Participations..................................................................48
         9.2      Appointment of Agent...........................................................................49
         9.3      Agent's Reliance, Etc..........................................................................50
         9.4      GE Capital and Affiliates......................................................................50
         9.5      Lessor Credit Decision.........................................................................51
         9.6      Indemnification................................................................................51
         9.7      Successor Agent................................................................................51
         9.8      Setoff and Sharing of Payments.................................................................52

10.      SUCCESSORS AND ASSIGNS..................................................................................52

         10.1     Successors and Assigns.........................................................................52

11.      MISCELLANEOUS...........................................................................................53

         11.1     Complete Agreement; Modification of Agreement..................................................53
         11.2     Amendments and Waivers.........................................................................53
         11.3     Fees and Expenses..............................................................................54
         11.4     No Waiver......................................................................................56
         11.5     Remedies.......................................................................................56
         11.6     Severability...................................................................................56
         11.7     Conflict of Terms..............................................................................56
         11.8     Confidentiality................................................................................56
         11.9     GOVERNING LAW..................................................................................57
         11.10    Notices........................................................................................57
         11.11    Section Titles.................................................................................58
         11.12    Counterparts...................................................................................58
         11.13    WAIVER OF JURY TRIAL...........................................................................58
         11.14    Press Releases and Related Matters.............................................................58

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
         11.15    Reinstatement..................................................................................59
         11.16    Miscellaneous Lease Terms......................................................................59
         11.17    Advice of Counsel..............................................................................59
         11.18    No Strict Construction.........................................................................60

                              DISCLOSURE SCHEDULES
                              --------------------
Disclosure Schedule (3.1)    -  Type of Entity; Jurisdiction of Organization
Disclosure Schedule (3.2)    -  Chief Executive Office, Principal Place of Business
Disclosure Schedule (3.5)    -  Material Adverse Effect
Disclosure Schedule (3.6)    -  Real Estate and Leases
Disclosure Schedule (3.7)    -  Labor Matters
Disclosure Schedule (3.8)    -  Ventures; Subsidiaries and Affiliates; Outstanding Stock
Disclosure Schedule (3.11)   -  Tax Matters
Disclosure Schedule (3.12)   -  ERISA Plans
Disclosure Schedule (3.13)   -  Litigation
Disclosure Schedule (3.14)   -  Brokers
Disclosure Schedule (3.15)   -  Intellectual Property
Disclosure Schedule (3.17)   -  Hazardous Material
Disclosure Schedule (3.19)   -  Deposit and Disbursement Accounts
Disclosure Schedule (3.20)   -  Government Contracts
Disclosure Schedule (3.21)   -  Customer and Supplier Relations
Disclosure Schedule (3.22)   -  Material Agreements
Disclosure Schedule (3.25)   -  Permits
Disclosure Schedule (5.1)    -  Trade Names
Disclosure Schedule (6.3)    -  Indebtedness
Disclosure Schedule (6.4(a)) -  Transactions with Affiliates
Disclosure Schedule (6.7)    -  Existing Liens
Disclosure Schedule (6.21)   -  Equipment Leases
Disclosure Schedule (8.1)    -  Existing Defaults

                   AMENDED AND RESTATED MASTER LEASE AGREEMENT
                   -------------------------------------------

         This AMENDED AND RESTATED MASTER LEASE AGREEMENT No. 6857500 (this "Agreement") dated as of March 8, 2002 is by and among SAVVIS COMMUNICATIONS CORPORATION, a Missouri corporation ("Lessee"), the other Savvis Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital") for itself, as Lessor, and as Agent for Lessors, and the other Lessors signatory hereto from time to time.

                                    RECITALS:
                                    --------

         A. Reference is made to that certain Master Lease Agreement No. 6857500 dated as of March 28, 2000, including Schedule Numbers 6857500-001 through 6857500-007 (as the same has heretofore been amended, modified, renewed, extended, restated or supplemented from time to time, collectively, the "Original Master Lease Agreement") by and between Lessee and GE Capital.

         B. Lessee and GE Capital desire to amend and restate the Original Master Lease Agreement upon the terms and conditions contained herein.

         C. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Credit Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the parties hereto hereby agree to amend and restate the Original Master Lease Agreement in its entirety as follows:

1.       ORIGINAL MASTER LEASE AGREEMENT TERMS/AMOUNT AND TERMS OF CREDIT

             1.1 Original Master Lease Agreement Terms.

         (a) LEASE: The parties hereto confirm that, pursuant to the Original Master Lease Agreement, Agent as sole Lessor has purchased and leased to Lessee the equipment and associated items ("Leased Equipment") described in the Equipment Schedules attached to the Original Master Lease Agreement (collectively, with the amended and restated Equipment Schedules attached hereto as Exhibit A, the "Schedules") executed by Agent as sole Lessor and Lessee. Schedule Numbers 6857500-001 (referred to, following the date of the Original Master Lease Agreement, as Schedule Numbers 6857555-001, 6857555-002 and 6857555-003) through 6857500-007 of the Original Master Lease Agreement are hereby amended and restated in their entirety and are replaced with Schedule Numbers 6857500-001 and 6857500-002, as more fully set forth on Exhibit A hereto and Lessee shall, in confirmation thereof, execute and deliver such amended and restated Equipment Schedules at the request of Agent. The parties hereto confirm that, pursuant to the Original Master Lease Agreement, when computer programs and related documentation were furnished with the Leased Equipment, and a non-exclusive license and/or sublicense (collectively, "Equipment Software") was granted to Lessee in an agreement ("Supplier Agreement") with the suppliers (collectively, "Supplier") identified on the applicable Schedule, Agent, as sole Lessor, to the extent permitted, granted Lessee a similar non-exclusive sublicense to use the Equipment Software only in conjunction with the Equipment for so long as the Leased Equipment is leased hereunder and thereunder. The Equipment Software and Leased Equipment include, but are not limited to, all additions, attachments and accessions thereto and replacements therefor (collectively, "System"). Any reference to "Lease" shall mean with respect to each System, this Agreement, a Schedule, a Consent of Supplier (as defined and described in the Original Master Lease Agreement), an Acceptance Certificate (as defined and described in the Original Master Lease Agreement), any riders, amendments and addenda thereto, and any other documents as may from time to time be made a part thereof.

             The parties hereto confirm that, pursuant to the Original Master Lease Agreement, as conditions precedent to Lessor's obligation to purchase any Leased Equipment and obtain any Equipment Software, (a) Lessee and Agent, as sole Lessor, executed the Original Master Lease Agreement, a Schedule, an Acceptance Certificate and other documentation contemplated therein. Upon Lessee's execution of a Schedule, Lessee assigned to Agent, as sole Lessor, its rights to receive title to the Equipment and any non-exclusive sublicense to use the Equipment Software described in the Supplier Agreement (as defined in the Original Master Lease Agreement) as of the day the System was delivered to the Installation Site (as defined in the Original Master Lease Agreement) set forth in the applicable Schedule but no other right or any warranty thereunder. In consideration of such assignment Lessor agreed to pay to the Supplier the Price (as defined in clause (c) below) for the System pursuant to the Supplier Agreement, but not to perform any other obligation thereunder. Until the time Lessee exercises its Purchase Option as set forth in the applicable Schedule (as attached to the Original Master Lease Agreeement and as amended and restated hereby), Lessee thereby assigned and hereby reconfirms the assignment to Agent as sole Lessor all of Lessee's then-remaining rights pursuant to the applicable Supplier Agreement effective upon the termination or expiration of the Term (as set forth in the applicable Schedule) for any reason.

         (b) TERM, RENEWAL AND EXTENSIONS. The lease term for the System described on each Schedule commenced on the date of Lessee's Acceptance Certificate ("Commencement Date") and will continue until the Maturity Date.

         (c) RENT AND PAYMENT. Lessee shall pay to Agent for the ratable benefit of itself and Lessors the Rent, and any other outstanding Obligations hereunder, in full on the Maturity Date, if not sooner paid in full pursuant to Section 1.2 hereof. Pursuant to the terms of the Original Master Lease Agreement, the Rent was based upon the Price of the System and the acceptance of the System by Lessee. The "Price" of the System was set forth in the applicable Schedule as attached to the Original Master Lease Agreement, and excludes all other costs, including sales or other taxes included in the Supplier Agreement as part of the purchase price.

         (d) DELIVERY. The parties hereto confirm that pursuant to the Original Master Lease Agreement all transportation, delivery and installation costs (unless included in the Price) were and are the sole responsibility of Lessee. Lessee assumes all risk of loss and damage if the Supplier failed or fails to deliver or delays in the delivery of any System, or if any System is unsatisfactory for any reason.

         (e) NET LEASE. Lessee's obligations hereunder are absolute, unconditional and non-cancelable and shall not be subject to any delay, reduction, setoff, defense, counterclaim or recoupment for any reason including any failure of any System, or any misrepresentations of any supplier, manufacturer, installer, vendor or distributor. Lessor is not responsible for the delivery, installation, maintenance or operation of any System.

         (f) WARRANTIES. Lessor agrees that third-party warranties, if any, inure to the benefit of Lessee during the term of this Agreement. Lessee agrees to pursue any warranty claim directly against such third party and shall not pursue any such claim against Lessor. Lessee shall continue to pay Lessor all amounts payable under any Lease under any and all circumstances.

         (g) QUIET ENJOYMENT. Lessor shall not interfere with Lessee's quiet enjoyment and use of the System during the term of this Agreement so long as no Default or Event of Default has occurred and is continuing.

         (h) TAXES AND FEES. Lessee shall promptly reimburse Lessor, upon demand, as additional rental payments, or shall pay directly, if so requested by Lessor, all license and registration fees, sales, use, personal property taxes and all other taxes and charges imposed by any federal, state, or local governmental or taxing authority, relating to the purchase, ownership, leasing, or use of the System or the rental payments excluding, however, all taxes computed upon the net income of Lessor.

         (i) DISCLAIMER OF WARRANTIES AND DAMAGES. LESSEE ACKNOWLEDGES THAT (A) THE SIZE, DESIGN AND CAPACITY OF EACH SYSTEM AND THE MANUFACTURER AND SUPPLIER THEREOF HAVE BEEN SELECTED BY LESSEE; (B) LESSOR IS NOT A MANUFACTURER, SUPPLIER, DEALER, DISTRIBUTOR OR INSTALLER OF ANY SYSTEM; (C) NO MANUFACTURER OR SUPPLIER OR ANY OF THEIR REPRESENTATIVES IS AN AGENT OF LESSOR OR AUTHORIZED TO WAIVE OR ALTER ANY TERM OR CONDITION OF ANY LEASE; AND (D) EXCEPT FOR LESSOR'S WARRANTY OF QUIET ENJOYMENT SET FORTH IN SECTION 1.1(g), LESSOR HAS NOT MADE, AND DOES NOT HEREBY MAKE, ANY REPRESENTATION, WARRANTY OR COVENANT, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE DESIGN, QUALITY, CAPACITY, MATERIAL, WORKMANSHIP, OPERATION, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, HIDDEN OR LATENT DEFECTS, OR AS TO ANY PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT. LESSEE LEASES EACH SYSTEM "AS IS, WHERE IS."

             LESSOR SHALL HAVE NO LIABILITY TO LESSEE OR ANY THIRD PARTY FOR ANY SPECIAL, DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL

DAMAGES OF ANY SORT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR PERSONAL INJURY, LOSS OF PROFITS OR SAVINGS, LOSS OF USE, OR ANY OTHER DAMAGES, WHETHER BASED ON STRICT LIABILITY OR NEGLIGENCE, WHETHER RESULTING FROM USE OF A SYSTEM OR BREACH OF A LEASE OR OTHERWISE, EXCEPT FOR DIRECT, SPECIFIC DAMAGES FOR PERSONAL INJURY OR PROPERTY DAMAGE TO THE EXTENT CAUSED BY LESSOR'S ACTIVE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

             ARTICLE 2A OF THE UCC MAY APPLY TO THE LEASE AND LESSEE MAY HAVE CERTAIN RIGHTS THEREUNDER. IF SO, LESSEE ACKNOWLEDGES THAT SUCH A LEASE IS A FINANCE LEASE AS DEFINED IN UCC ss.2A-103. TO THE EXTENT PERMITTED BY LAW, LESSEE HEREBY WAIVES ANY RIGHTS OR REMEDIES LESSEE MAY HAVE UNDER UCC ss.ss.2A-508 THROUGH 522 INCLUDING, WITHOUT LIMITATION, RIGHTS OF REJECTION, REVOCATION, CANCELLATION, GRANTING OF SECURITY INTERESTS, AND RECOVERY FOR BREACH OF WARRANTY.

             1.2 Payments or Prepayments.

         (a) Mandatory Payments or Prepayments.

                  (i) Immediately upon receipt by Lessee of proceeds of any Asset Disposition (excluding proceeds from the Hazelwood Data Center Sale and subject to the right of reinvestment referred to in Section 6.8(a)), Lessee shall prepay the Obligations in an amount equal to all such Net Proceeds of such Asset Disposition, and net of amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any. Any such prepayment shall be applied in accordance with Section 1.2(b).

                  (ii) Upon any issuance of Stock (excluding pursuant to the exercise of warrants held by Lessors or by Nortel) for cash from time to time by Holdings, Lessee shall prepay the Obligations in an amount equal to one hundred percent (100%) of the Net Proceeds of each such issuance concurrently with the consummation of such issuance, up to the aggregate sum of (A) Ten Million Dollars ($10,000,000), plus (B) twenty-five percent (25%) of the Net Proceeds in excess of Ten Million Dollars ($10,000,000); provided that no prepayment shall be required under this subsection (ii) out of (A) issuances of common stock to management and employees pursuant to stock option or restricted stock plans or the exercise of options issued pursuant thereto, so long as the aggregate consideration received by Holdings in respect of all such issuances and sales does not exceed $500,000 in any Fiscal Year or $2,500,000 in the aggregate for the term of this Agreement or (B) issuances of Preferred Stock to the Persons referred to in Section 2.1(e) as contemplated by Section 2.1(e) of this Agreement on the Closing Date (and issuances of Stock to such Persons subsequent to the Closing Date) and issuances of Stock after the Closing Date in an aggregate amount of up to $45,000,000 so long as such issuances contain the same conversion ratio and/or strike price, as applicable, and otherwise contain substantially the same provisions and other terms, as the Stock issued to Welsh Carson on the Closing Date), and any subsequent issuances of Stock issued to the same Persons which participated in such $45,000,000 of Preferred Stock or to Reuters. Any such prepayment shall be applied in accordance with Section 1.2(b).

                  (iii) From the Execution Date until the Maturity Date, Lessee shall make payments in respect of the Obligations semiannually not later than the date that is three (3) Business Days following the date on which delivery of the Excess Cash Flow Certificate is required pursuant to Section 5.11 hereof (such date, the "AP Payment Date"), in an amount equal to one hundred percent (100%) of Excess Cash Flow for the immediately preceding six-month period ending on each June 30 or December 31 (or shorter period in respect of the first such period, as provided in Section 5.11) as reflected in such Excess Cash Flow Certificate (any such most recently ended period, the "Applicable Period"), in each case without giving effect to the Excess Cash Flow calculated for any preceding semiannual period. Such Excess Cash Flow shall be applied to payments of interest accrued on Rent, and to prepayments of principal of Rent as follows:

                           (A) one hundred percent (100%) of Excess Cash Flow
                  shall be applied (I) first, to pay interest accruing and unpaid pursuant to Section 1.3(a)(ii) (i.e., the PIK Interest) together with interest (without duplication of the amount paid under the following clause (II)) accrued to date on such PIK Interest, and (II) second, to pay interest accrued in respect of the Applicable Period pursuant to Section 1.3(a)(i) (i.e., the AP Interest);

                           (B) after all payments pursuant to Section
                  1.3(a)(iii)(A) have been made, seventy-five percent (75%) of the balance of such Excess Cash Flow shall be applied to prepay the principal amount of the Rent outstanding, if any; and

                           (C) any remaining amounts of Excess Cash Flow shall
                  remain in the Excess Cash Flow Account established pursuant to Annex B hereof.

             Each such payment or prepayment shall be accompanied by an Excess Cash Flow Certificate. In the event that upon (i) subsequent delivery of Holdings' unaudited or audited, as applicable, Financial Statements for such six-month period then ended, or (ii) upon the request of Agent within ten (10) days following the date required for delivery of any such Financial Statements, a recalculation of Excess Cash Flow may establish an increase or decrease in Excess Cash Flow over the amount shown in the most recently delivered Excess Cash Flow Certificate, Lessee shall promptly so recalculate (including a recalculation based on any dispute raised by Agent) and advise Agent, and (i) in the event of an increase thereof Lessee shall pay and prepay, as applicable, the Obligations in an amount equal to such increased amount in the order set forth in this Section 1.2(a)(iii) within three (3) Business Days following the date of such recalculation of Excess Cash Flow or (ii) in the event of a decrease thereof, an amount equal to such decrease shall be reimbursed to Lessee to the extent and only to the extent of cash on deposit in the Excess Cash Flow Account, or to the extent that such decrease exceeds in amount the sum of such cash, such amount shall be applied as a credit to the Obligations owing, if any, on the next succeeding AP Payment Date.

                  (iv) In the event Lessee consummates the Hazelwood Data Center Sale, Lessee shall prepay the Obligations in an amount equal to one hundred percent (100%) of the Net Proceeds thereof concurrently with the consummation of such sale, transfer or other disposition, up to the aggregate sum of (A) Ten Million Dollars ($10,000,000), plus (B) twenty-five percent (25%) of the Net Proceeds in excess of Ten Million Dollars ($10,000,000).

         (b) Application of Certain Mandatory Prepayments. Any prepayments made by Lessee pursuant to Sections 1.2(a)(i), (ii), or (iv) above or Section 1.2(c) below shall be applied as follows: first, to Fees, if any, and reimbursable expenses of Agent then due and payable pursuant to any of the Credit Documents; second, to prepay the principal of the Rent; third, to interest then due and payable on the Rent, until such interest shall have been paid in full and fourth, to any other amounts due and payable pursuant to the Credit Documents until such Obligations shall have been paid in full.

         (c) Application of Prepayments from Insurance Proceeds and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with
Section 5.4(c) shall be applied to prepay the Obligations.

         (d) No Implied Consent. Nothing in this Section 1.2 shall be construed to constitute Agent's or any Lessor's consent to any transaction that is not permitted by other provisions of this Agreement or the other Credit Documents.

             1.3 Interest.

         (a) Commencing with the Execution Date, interest shall accrue monthly, in arrears on each applicable Interest Payment Date, on the outstanding balance of the Rent at a fixed rate of 12% per annum. Lessee agrees to pay such interest to Agent for the ratable benefit of Lessors, as follows:

                  (i) On each AP Payment Date, if the amount of Excess Cash Flow is sufficient to pay the current interest payment accrued over the Applicable Period, cash interest ("AP Interest") shall be paid on each such AP Payment Date and paid pursuant to Section 1.2 (a)(iii) (A)(II);

                  (ii) From the Execution Date through December 31, 2004, interest, if not paid out of Excess Cash Flow pursuant to Section 1.2(a)(iii)(A) and Section 1.3(a)(i) hereof, shall accrue monthly (such interest being referred to as "PIK Interest") on each Interest Payment Date and be added to the principal balance of the Rent at the end of each semiannual period (i.e., June 30 and December 31), provided that any such PIK Interest paid out of Excess Cash Flow pursuant to Section 1.2(a)(iii)(A)(I) shall no longer be deemed to be added to principal balance of the Rent;

                  (iii) commencing with the first Interest Payment Date after December 31, 2004 (i.e., February 1, 2005), such interest shall be paid in cash on such Interest Payment Date and each Interest Payment Date thereafter.

         (b) If any payment on Rent or any other Obligation becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

         (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Lessee, absent manifest error.

         (d) So long as an Event of Default has occurred and is continuing under
Section 8.1(a), (g) or (h), or so long as any other Default or Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lessors) confirmed by written notice from Agent to Lessee, the interest rates applicable to the Obligations shall be increased by two and one-half percentage points (2.5%) per annum above the rates of interest otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

         (e) Notwithstanding anything to the contrary set forth in this Section 1.3, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Lessee shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lessors, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Execution Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.3(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lessor pursuant to the terms hereof exceed the amount that such Lessor could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.3(e), a court of competent jurisdiction shall finally determine that a Lessor has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.2(b) and thereafter shall refund any excess to Lessee or as a court of competent jurisdiction may otherwise order.

             1.4 Excess Cash Flow Account. Within sixty (60) days after the Execution Date, Lessee shall establish and shall maintain at all times until the Termination Date, the Excess Cash Flow Account described in Annex B (the "Excess Cash Flow Account").

             1.5 Fees. Lessee shall pay to GE Capital, individually, the Fees specified in the GE Capital Fee Letter, at the times specified for payment therein.

             1.6 Receipt of Payments. Lessee shall make each payment under this Agreement not later than 4.00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. Payments received after 4.00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

             1.7 Rent Account and Accounting. Agent shall maintain a rent account (the "Rent Account") on its books to record the Rent, all payments made by Lessee, and all other debits and credits as provided in this Agreement with respect to the Rent or any other Obligation. All entries in the Rent Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Rent Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lessors by Lessee; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Lessee's duty to pay the Obligations.

             1.8 Indemnity. Lessee shall indemnify and hold harmless each of Agent, Lessors and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Credit Documents and the administration of such credit, and related to this Agreement and the Original Master Lease Agreement (including, without limitation, the selection, use, ownership, purchase, delivery, conditions, use, operation of a System, or a violation of an equipment software sublicense, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Credit Documents (collectively, "Indemnified Liabilities"); provided, that no such Savvis Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY CREDIT DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT

HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY CREDIT DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

             1.9 Access. Lessee shall, during normal business hours, from time to time upon three (3) Business Day's prior notice as frequently as Agent determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from its books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of its Collateral. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by the Agent, Lessee shall provide such access to Agent and to each Lessor at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Lessee shall provide Agent and each Lessor with a list of appropriate contacts at its suppliers and customers. Lessee shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request. Lessee shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for it, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by for it. Agent will give Lessors at least 5 days' prior written notice of regularly scheduled audits. Representatives of other Lessors may accompany Agent's representatives on regularly scheduled audits at no charge to Lessee.

             1.10 Taxes.

         (a) Any and all payments by Lessee hereunder shall be made, in accordance with this Section 1.10, free and clear of and without deduction for any and all present or future Taxes. If Lessee shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.10) Agent or Lessors, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Lessee shall make such deductions, and (iii) Lessee shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Lessee shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Agent and Lessors shall not be obligated to return or refund any amounts received pursuant to this Section.

         (b) Each Savvis Party that is a signatory hereto shall indemnify and, within 45 days of demand therefor, pay Agent and each Lessor for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.10) paid by Agent or such Lessor, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

         (c) Each Lessor organized under the laws of a jurisdiction outside the United States (a "Foreign Lessor") as to which payments to be made under this Agreement are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Lessee and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lessor's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lessor under this Agreement shall provide a Certificate of Exemption to Lessee and Agent prior to becoming a Lessor hereunder. No foreign Person may become a Lessor hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lessor.

             1.11 Capital Adequacy; Increased Costs; Illegality.

         (a) If any Lessor shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lessor with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Execution Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lessor and thereby reducing the rate of return on such Lessor's capital as a consequence of its obligations hereunder, then Lessee shall from time to time upon demand by such Lessor (with a copy of such demand to Agent) pay to Agent, for the account of such Lessor, additional amounts sufficient to compensate such Lessor for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lessor to Lessee and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

         (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Execution Date, there shall be any increase in the cost to any Lessor of agreeing to make or making, funding or maintaining any Obligations, then Lessee shall from time to time, upon demand by such Lessor (with a copy of such demand to Agent), pay to Agent for the account of such Lessor additional amounts sufficient to compensate such Lessor for such increased cost. A certificate as to the amount of such increased cost, submitted to Lessee and to Agent by such Lessor, shall be conclusive and binding on Lessee for all purposes, absent manifest error. Each Lessor agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lessor shall, to the extent not inconsistent with such Lessor's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Lessee pursuant to this Section 1.11(b).

             1.12 Single Obligation. All of the Obligations of Lessee arising under this Agreement and the other Credit Documents shall constitute one general obligation of Lessee secured, until the Termination Date, by all of the Collateral.

             1.13 Single Lessor. As of the Execution Date, GE Capital is the sole Lessor pursuant to this Agreement.

             1.14 Replacement of Payment Schedules. Notwithstanding anything herein or in the Equipment Schedules attached to the Original Master Lease Agreement to the contrary, the payment terms contained in this Agreement relating to the payment of Rent and interest thereon amend, restate, replace and supercede all such terms relating to the payment of Rent and any implicit or explicit interest thereon that may be contained in the Original Master Lease Agreement or the Equipment Schedules attached to the Original Master Lease Agreement.

             1.15 Amendment and Restatement. This Agreement amends and restates in its entirety the Original Master Lease Agreement and upon the effectiveness of this Agreement on the Closing Date, the terms and provisions of the Original Master Lease Agreement shall, subject to this Section 1.15, be superseded hereby. All references to the "Master Lease Agreement" contained in the documents delivered in connection with the Original Master Lease Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Original Master Lease Agreement by this Agreement, the Obligations of the Lessee and the other Savvis Parties (if any) outstanding under the Original Master Lease Agreement as of the Execution Date (as amended and restated hereby) shall remain outstanding and shall constitute continuing Obligations and shall continue as such to be secured by the Collateral. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-extension of such Obligations. The Liens securing payment of the Obligations under the Original Master Lease Agreement, as amended and restated in the form of this Agreement or any other Credit Document, shall in all respects be continuing, securing the payment of all Obligations.

2.       CONDITIONS PRECEDENT

             2.1 Conditions Precedent. Neither Agent nor any Lessor shall be obligated to continue or maintain outstanding any of the Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lessors:

         (a) Lease Agreement; Credit Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Lessee, Agent and Lessors; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Credit Documents, including all those listed in the Closing Checklist attached hereto as Annex C, each in form and substance reasonably satisfactory to Agent.

         (b) Approvals. Agent shall have received (i) satisfactory evidence that the Lessee shall have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Credit Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

         (c) Payment of Fees. Lessee shall have executed and delivered the GE Capital Fee Letter and shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in the GE Capital Fee Letter, and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

         (d) Capital Structure: Other Indebtedness. On the Closing Date, there shall have been no material change in the terms, conditions, numbers and ownership of outstanding shares of each Savvis Party's Stock and the terms and conditions of all Indebtedness of each Savvis Party from those in effect on the Execution Date except for those changes expressly contemplated herein to become effective on the Closing Date.

         (e) Termination of Nortel Obligations. (i) On or prior to the Execution Date, Agent shall have received copies of a settlement agreement (the "Nortel Settlement Agreement") regarding certain outstanding Indebtedness arising under or in connection with the Amended and Restated Credit Agreement dated as of September 5, 2000 by and between Lessee, Holdings and Nortel (the "Nortel Indebtedness"), and the Assignment, Acceptance and Amendment by and among Nortel, for itself and as Agent, certain of the Welsh Carson Parties, Lessee and Holdings, each of which shall be certified by Lessee as true and complete copies of such agreements in final forms prepared for execution, and (ii) on or prior to the Closing Date each applicable Savvis Party and Nortel shall have entered into the Nortel Settlement Agreement, which shall not have been altered, modified or supplemented between the Execution Date and the Closing Date, and on or prior to the Closing Date such Nortel Settlement Agreement shall have been fully performed to the extent required therein. All Indebtedness owed by Lessee or Holdings or any Savvis Party to Nortel or to Welsh Carson as assignee thereof, shall have been terminated (and, in addition, the termination of any obligation to buy optical equipment pursuant to the Nortel Networks Global Purchase Agreement dated as of June 30, 2000 by and between Lessee and Nortel); all obligations thereunder shall have been deemed fully satisfied and cancelled and all Liens in favor of Nortel shall have been released in full. The Nortel Settlement Agreement shall be in full force and effect, shall not have been amended after the date of execution thereof and Agent shall have received a true and correct copy of such Nortel Settlement Agreement and no party thereto shall be in breach of its obligations thereunder.

         (f) Welsh Carson Stock Purchase Agreement, etc. The Welsh Carson Parties shall have purchased, either for cash or a combination of cash and a contribution of the Nortel Indebtedness (including cash in the amount of not less than $57,500,000), $95,000,000 of the Series A Convertible Preferred Stock of Holdings issued pursuant to the 2002 Securities Purchase Agreement (a true, correct and executed copy of which shall have been provided to Agent on or prior to the Execution Date) and related documents all in form and substance satisfactory to Agent, true and correct copies of which shall have been provided to Agent and all other conditions to Closing thereunder shall have been satisfied and the 2002 Securities Purchase Agreement shall be in full force and effect, shall not have been amended after the date of execution thereof and no party thereto shall be in breach of its obligations thereunder.

         (g) Termination of Welsh Carson Indebtedness. (i) All Indebtedness owed by Lessee or Holdings pursuant to the 10% Convertible Senior Secured Notes due 2006 shall have been converted to Series A Convertible Preferred Shares of Holdings, on terms and conditions satisfactory to Agent and (ii) all Liens securing any such Indebtedness shall have been released in full, including, without limitation, any Liens on Lessee's interest in the Hazelwood Data Center. All instruments evidencing such Indebtedness shall have been cancelled in full and Agent shall have received satisfactory evidence thereof.

         (h) Conversion of Reuters Notes. The aggregate principal amount of and any accrued interest on all of the Convertible Senior Secured Notes issued by Holdings to Reuters Holdings Switzerland S.A., pursuant to the Securities Purchase Agreement, dated May 16, 2001, between Reuters Holdings Switzerland S.A. and Holdings, shall have been converted to either Series A Preferred Stock or common Stock in accordance with the terms of such notes, such notes shall no longer be outstanding and the security interests held by Reuters Holdings Switzerland S.A. pursuant to such notes shall have been released. All instruments evidencing such Indebtedness shall have been cancelled in full and Agent shall have received satisfactory evidence thereof.

         (i) Bridge Agreements. Lessee shall certify that pursuant to the Agreement Resolving All Outstanding Savvis-BIS Issues, (i) all Indebtedness (including, without limitation, principal and accrued interest) of Holdings to Bridge (including, without limitation, debt evidenced by that certain Promissory Note dated February 18, 2000 in the original principal amount of $21,565,751 made by Holdings payable to the order of Bridge) shall be deemed satisfied in full; and (ii) all obligations due and owing under any and all of the Bridge Agreements shall have been irrevocably satisfied in full; and all such Bridge Agreements shall have been terminated upon payment of $11,850,000. Agent shall receive evidence that all other matters addressed by such Agreement Resolving All Outstanding Savvis-BIS Issues shall have been satisfied and Agent shall have received an executed copy of such agreement on or prior to the Execution Date, which shall be certified by an officer of Lessee as a true and correct copy thereof. The Agreement Resolving All Outstanding Savvis-BIS Issues shall not have been rejected by U.S. Bankruptcy Court and shall otherwise continue to be in full force and effect, shall not have been amended after the date of execution thereof and no party thereto shall be in breach of any of its obligations thereunder.

         (j) Contribution to Capital of Lessee. Agent shall have received evidence satisfactory to Agent that all Net Proceeds of the issuances of the Holdings' Series A Preferred Stock referred to in clause (f) of this Section 2.1 shall have been contributed by Holdings as equity to the capital of Lessee, except to the extent applied pursuant to the sources and uses statement of Holdings and its Subsidiaries prepared in connection with the Related Transactions, a certified copy of which shall have been provided to Agent on or prior to the Execution Date (the "Sources and Uses").

         (k) Reuters Network Services Agreement. The Reuters Network Services Agreement shall be in full force and effect, shall not have been amended after the date of execution thereof and on or prior to the Execution Date, Agent shall have received a true and correct copy of such Network Services Agreement.

         (l) Consent to Assignment of Reuters Network Services Agreement. On or prior to the Closing Date, Reuters and Holdings shall have executed an agreement in form and substance satisfactory to Agent pursuant to which, among other things, each of such entities shall have consented to the assignment of the Reuters Network Services Agreement to Agent, for the benefit of Agent and Lessors, and their successors and assigns.

         (m) MoneyLine Network Services Term Sheet. The MoneyLine Network Services Term Sheet shall be in full force and effect, shall have not been amended after the date of execution thereof and on or prior to the Execution Date, Agent shall have received a true and correct copy of such Network Services Term Sheet.

         (n) Consent to Assignment of MoneyLine Network Services Term Sheet and Agreement. On or prior to the Closing Date, MoneyLine and Holdings shall have executed and delivered an agreement in form and substance satisfactory to Agent pursuant to which, among other things, each of such entities shall have consented to the assignment of the MoneyLine Network Services Term Sheet and any definitive "Network Services Agreement" executed pursuant thereto for the benefit of Agent and Lessors, and their successors and assigns.

         (o) Termination of Lucent Obligations. Each applicable Savvis Party and Lucent shall have entered into a settlement agreement on or prior to the Execution Date regarding certain outstanding obligations consisting of accounts payable relating to any Savvis Parties (the "Lucent Settlement Agreement") and on or prior to the Closing Date such Lucent Settlement Agreement shall have been fully performed to the extent required (other than certain obligations of Holdings to be performed at a later date and described therein) and shall be in full force and effect. On or prior to the Closing Date, all obligations owed by Lessee or Holdings or any other Savvis Party to Lucent shall have been terminated; and all Liens, if any, securing any Indebtedness shall have been released in full.

         (p) Warrant Agreements and Investor Rights Agreement. Holdings shall have executed and delivered to Agent on or prior to the Execution Date (A) a Warrant Agreement in form and substance satisfactory to Agent pursuant to which Holdings shall issue to Agent Warrants to purchase common stock of Holdings, (B) Warrants in form and substance satisfactory to Agent in connection with such Warrant Agreement, and (C) an investor rights agreement in form and substance satisfactory to Agent relating thereto; and on the Closing Date all conditions to the effectiveness of each of the foregoing shall have been satisfied and each of the Warrant Documents shall be in full force and effect.

         (q) Officer's Certificate. Agent shall have received a certificate of a responsible officer of Lessee certifying that:

                  (i) no Default or Event of Default shall have occurred and be continuing;

                  (ii) all of the representations and warranties of Holdings, Lessee and each Credit Party contained in this Agreement and in the other Credit Documents are true and correct on and as of the date of the effectiveness of this Agreement with the same force and effect as if such representations and warranties had been made on and as of such date, unless such representation or warranty relates solely to an earlier date;

                  (iii) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any Governmental Authority or national securities exchange is in effect that would prevent the consummation of the transactions contemplated by this Agreement; and

                  (iv) each Credit Party shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date;

and each of the foregoing statements shall be true.

         (r) Cancellation of Indebtedness. On or prior to the Closing Date, all of the Nortel Indebtedness either owed by or held by any Savvis Party shall have been cancelled in full, and Agent shall have received satisfactory evidence thereof.

         (s) Landlord Waivers. On or prior to the Closing Date, Agent shall have received duly executed landlord's agreements, mortgagee letters or bailee letters, as applicable, satisfying the requirements for such agreement or letter set forth in Section 5.9, with respect to each of the premises owned or operated by Reuters and where Collateral having a book value in excess of $250,000 is stored or located; and each of such agreements or letters shall be in full force and effect, shall not have been amended after the date of execution thereof and no party thereto shall be in breach of any of its obligations thereunder.

             2.2 Conditions to Effectiveness. Notwithstanding any provision contained herein, the terms of this Agreement (other than this Section 2.2, Article 3 and Sections 11.9, 11.10 and 11.14) shall not be deemed effective unless and until all of the conditions set forth in Section 2.1 shall have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lessors. Unless and until this Agreement becomes effective in full as set forth in the preceding sentence, the terms and conditions of the Original Master Lease Agreement and the Deferral Letter dated February 26, 2002 between Lessee and Agent, as such letter may be amended, extended or replaced, shall remain in full force and effect unaffected by the terms of this Agreement. On the Execution Date, interest accrued from the Execution Date to the Closing Date shall be as set forth pursuant to this Agreement, and effective on the Closing Date all interest provisions set forth in the Original Master Lease Agreement for such period shall be superceded by the provisions set forth herein. This Agreement shall be deemed terminated and its provisions null and void in the event that the conditions set forth in Section 2.1 shall not have been met in accordance with the terms of such Section 2.1 and the Agreement shall not have become effective in full on or before March 24, 2002.

3.       REPRESENTATIONS AND WARRANTIES

             To induce Lessors to extend the credit to Lessee hereunder, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lessor with respect to all the Savvis Parties, each and all of which shall survive the execution and delivery of this Agreement.

             3.1 Corporate Existence; Compliance with Law. Each Savvis Party (a) is a corporation, limited liability company or limited partnership or (as to foreign Subsidiaries) another comparable legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities (including, without limitation the FCC) having jurisdiction, to the extent required for such ownership, operation and conduct;
(e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

             3.2 Executive Offices, Collateral Locations, FEIN. As of the Execution Date and the Closing Date, the current location of each Credit Party's and each Savvis Party's United Kingdom Subsidiaries', if any, chief executive office, principal place of business and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2). In addition, Disclosure Schedule (3.2) lists the federal employer identification number and organizational identification number, if any, of each Credit Party.

             3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Savvis Party of the Credit Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's power; (b) as of the Closing Date will be duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person's charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority (including, without limitation, the Communications Act, any rule or regulation of the FCC or any rule or regulation of any federal or state public utility commission); (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound (provided, however, the parties hereto acknowledge that performance of the Credit Documents by certain Savvis Parties, prior to the termination of the Nortel Indebtedness, may result in a breach of or a default under the documents evidencing Nortel Indebtedness);
(f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lessors, pursuant to the Credit Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(b), all of which will have been duly obtained, made or complied with prior to the Closing

Date. Each of the Credit Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Credit Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

             3.4 Financial Statements and Business Plan - 4 Years. Except for the Business Plan - 4 Years and the Budget, all Financial Statements concerning Holdings and its Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments, and except with respect to consolidating statements or statements relating to foreign Subsidiaries) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

         (a) Financial Statements. The following Financial Statements have been delivered on the Execution Date:

                  (i) The audited consolidated balance sheets at December 31, 1999 and 2000 and the related statements of income and cash flows of Holdings and its Subsidiaries for the Fiscal Years then ended, certified by Deloitte & Touche.

                  (ii) The unaudited balance sheet(s) at March 31, 2001, June 30, 2001, and September 30, 2001 and the related statement(s) of income and cash flows of Holdings and its Subsidiaries for the Fiscal Quarters then ended with consolidating statements applying to the Credit Parties and (separately) applying to Holdings' foreign Subsidiaries in Asia and Europe.

         (b) Pro Forma. The Pro Forma delivered to the Agent on the Execution Date was prepared by Lessee and Holdings giving pro forma effect to the Related Transactions, was based on the unaudited consolidated balance sheets of Holdings and its Subsidiaries dated December 31, 2001, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

         (c) Business Plan - 4 Years. The Business Plan - 4 Years delivered to the Agent on the Execution Date has been prepared by Lessee and Holdings in light of the past operations of its businesses, and reflect projections for the four (4) year period beginning on January, 2002 on a month-by-month basis for each year thereof. The Business Plan - 4 Years is based upon estimates and assumptions stated therein, all of which Lessee believes to be reasonable and fair in light of current conditions and current facts known to Lessee and, as of the Execution Date and the Closing Date, reflect Lessee's good faith and reasonable estimates of the future financial performance taken as a whole of Holdings and its Subsidiaries, and of the other information projected therein for the period set forth therein.

             3.5 Material Adverse Effect. Between September 30, 2001 and the Execution Date, and between the Execution Date and the Closing Date (a) no Savvis Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Savvis Party or has become binding upon any Savvis Party's assets and no law or regulation applicable to any Savvis Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) except for the defaults listed under the heading "Existing Defaults" as set forth on Disclosure Schedule (3.5), no Savvis Party is in default and to the best of Lessee's knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.5) between September 30, 2001 and the Execution Date and between the Execution Date and the Closing Date no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

             3.6 Ownership of Property; Liens. As of the Execution Date and the Closing Date, the real estate ("Real Estate") listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Savvis Party is a lessor, sublessor or assignor as of the Execution Date. Each Savvis Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Execution Date, none of the properties and assets of any Savvis Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Savvis Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Savvis Party has received all deeds, assignments, waivers, consents or similar agreements, bills of sale and other documents and has a nondisturbance and attornment agreement with respect to the Hazelwood Data Center, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Savvis Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Execution Date, no portion of any Savvis Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Execution Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

             3.7 Labor Matters. As of the Execution Date and the Closing Date
(a) no strikes or other material labor disputes against any Savvis Party are pending or, to any Savvis Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Savvis Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters in all material respects; (c) all payments due from any Savvis Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Savvis Party; (d) except as set forth in Disclosure Schedule (3.7), no Savvis Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been made available to Agent); (e) there is no organizing activity involving any Savvis Party pending or, to any Savvis Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Savvis Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Savvis Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against any Savvis Party pending or, to the knowledge of any Savvis Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Savvis Party of any individual.

             3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Execution Date and the Closing Date, no Savvis Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Savvis Party other than Holdings is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Savvis Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Savvis Party as of the Execution Date and the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)). Except as set forth on Disclosure Schedule (3.8) none of the Savvis Parties other than Lessee has any Indebtedness or Guaranteed Indebtedness (except the Obligations).

             3.9 Government Regulation. No Savvis Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Savvis Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The extension of credit by Lessors to Lessee, the incurrence of the Obligations, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

             3.10 Margin Regulations. No Savvis Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Savvis Party owns any Margin Stock, and none of the proceeds of the Obligations or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Obligations or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Savvis Party will take or permit to be taken any action that might cause any Credit Document to violate any regulation of the Federal Reserve Board.

             3.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Savvis Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Savvis Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Execution Date and the Closing Date those taxable years for which any Savvis Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), no Savvis Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Savvis Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Savvis Party's knowledge, as a transferee. As of the Execution Date, no Savvis Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

             3.12 ERISA.

         (a) Disclosure Schedule (3.12) lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan have been made available to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither any Savvis Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Savvis Party nor ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Savvis Party to a material tax on prohibited transactions imposed by
Section 502(i) of ERISA or Section 4975 of the IRC.

         (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Savvis Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Savvis Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Savvis Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Savvis Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Savvis Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Savvis Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and
(vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

             3.13 No Litigation. Except as set forth on Disclosure Schedule (3.13) no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Savvis Party, threatened against any Savvis Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) that challenges any Savvis Party's right or power to enter into or perform any of its obligations under the Savvis Documents to which it is a party, or the validity or enforceability of any Credit Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Savvis Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Execution Date and the Closing Date there is no Litigation pending or threatened that seeks damages in excess of $100,000 or injunctive relief against, or alleges criminal misconduct of, any Savvis Party.

             3.14 Brokers. Except as set forth on Disclosure Schedule (3.14) no broker or finder acting on behalf of any Savvis Party or Affiliate thereof brought about the obtaining, making or closing of the extension of credit evidenced hereunder or the Related Transactions, and no Savvis Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

             3.15 Intellectual Property. As of the Execution Date and the Closing Date and the Closing Date, each Savvis Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Savvis Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in

Disclosure Schedule (3.15), no Savvis Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.

             3.16 Full Disclosure. No information contained in this Agreement, any of the other Credit Documents, any Business Plan - 4 Years, Financial Statements or Collateral Reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Savvis Party to Agent or any Lessor pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lessors, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

             3.17 Environmental Matters.

         (a) Except as set forth in Disclosure Schedule (3.17), as of the Execution Date and the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $25,000; (ii) no Savvis Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Savvis Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $25,000; (iv) the Savvis Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $25,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Savvis Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Savvis Party which could reasonably be expected to exceed $25,000, and no Savvis Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $25,000 or injunctive relief against, or that alleges criminal misconduct by, any Savvis Party; (vii) no notice has been received by any Savvis Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Savvis Parties, there are no facts, circumstances or conditions that may result in any Savvis Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) the Savvis Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Savvis Party.

         (b) Each Savvis Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Savvis Party's affairs, and (ii) does not have the capacity through the provisions of the Credit Documents or otherwise to influence any Savvis Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

             3.18 Insurance. A true, correct and complete list of all insurance policies of any nature maintained, as of the Execution Date and the Closing Date, for current occurrences by each Savvis Party, as well as a summary of the terms of each such policy has been delivered to Agent.

             3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Execution Date and the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

             3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Execution Date and the Closing Date, no Savvis Party is a party to any contract or agreement with any Governmental Authority and no Savvis Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

             3.21 Customer and Trade Relations. Except as set forth on Disclosure Schedule (3.21), as of the Execution Date and the Closing Date, there exists no actual or, to the knowledge of any Savvis Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of the Savvis Parties with Reuters and its Affiliates, MoneyLine or with its remaining customers when such customers are taken as a whole; or the business relationship of any Savvis Party with any supplier material to its operations.

             3.22 Agreements and Other Documents. As of the Execution Date and the Closing Date, each Savvis Party has provided to Agent or its counsel, on behalf of Lessors, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Disclosure Schedule (3.22): supply agreements and purchase agreements not terminable by such Savvis Party within 60 days following written notice issued by such Savvis Party and involving transactions in excess of $10,000,000 per annum; leases of Equipment (other than the Leased Equipment) having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum (provided, however, Disclosure Schedule (6.21) shall list all leases of Equipment (other than the Leased Equipment) if collectively, all such leases require aggregate rental and other payments in excess of $500,000 per annum); instruments and documents evidencing any Indebtedness (provided, however, that Lessee shall not be required to deliver documentation evidencing Indebtedness related to trade payables) or Guaranteed Indebtedness of such Savvis Party and any Lien granted by such Savvis Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Savvis Party.

             3.23 Solvency. After giving effect to (a) the Obligations existing or incurred on the Closing Date or such other date as any extension of credit hereunder is made or Obligations are incurred, (b) the Refinancing and the consummation of the other Related Transactions and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Savvis Party is and will be Solvent.

             3.24 Warrants. Each of the Warrants for shares of Common Stock issued pursuant to the Warrant Agreement may be considered part of an investment unit within the meaning of Section 1273(c)(2) of the IRC. As of the Execution Date and the Closing Date, Lessee agrees that as between Lessee and the Lessor, the fair market value of the right to buy one share of Common Stock under the terms as set forth under the Warrant Agreement has no current value, that pursuant to Treas. Reg. Section 1.1273-2(h), the issue price of the investment unit is an amount equal to the amount of the Obligations and that pursuant to Treas. Reg. Section 1.1273-2(h) the original issue discount on the Obligations shall be considered zero. Lessee agrees to prepare its federal income tax returns in a manner consistent with the foregoing agreement.

             3.25 Operation of Business. Each of the Savvis Parties (a) possesses all material Permits necessary or appropriate to conduct its businesses substantially as now conducted, and (b) has complied with all initial and on-going conditions to the issuance and use of all such Permits except where failure to comply could not reasonably be expected to have a material Adverse Effect. None of such Persons is in violation of any such material Permits which could be expected to result in any termination or cessation thereof. All of such material Permits required by any Governmental Authority pursuant to the Communications Act or any rule or regulation of the FCC or issued by any Governmental Authority as of the Execution Date and the Closing Date are summarized by category or type, as relevant to the operation of each Credit Party, on Disclosure Schedule (3.25). Such Permits set forth on Disclosure Schedule (3.25) have been duly issued by the appropriate Governmental Authority (as applicable) and are in full force and effect, and all provisions of such Permits have been complied with in all material respects. As of the Execution Date and the Closing Date, no such Permits set forth on Disclosure Schedule (3.25) are subject to any pending or, to the knowledge of any Savvis Party, threatened revocation or termination proceeding or action.

             3.26 MoneyLine Network Services Term Sheet. The MoneyLine Network Services Term Sheet has been duly executed and delivered by MoneyLine and Holdings, and constitutes a legal, valid and binding obligation of each of MoneyLine and Holdings, enforceable against each of MoneyLine and Holdings in accordance with its terms.

             3.27 Refinancing.

         (a) Lessee has heretofore delivered to the Agent true, correct and complete copies of (either executed or final forms prepared for execution, as appropriate) of each of the 2002 Securities Purchase Agreement, the Nortel Settlement Agreement, the Lucent Settlement

Agreement, the Agreement Resolving All Outstanding Savvis-BIS Issues, the Letter Amendment to Global Purchase Agreement between Nortel and Lessee dated on or about the Closing Date, and the Warrant Agreement between the Lessee and Nortel, together with all other agreements, instruments and documents executed and delivered in connection therewith, all exhibits, annexes and schedules thereto, and all amendments, modifications and supplements thereto (collectively, together with the 2002 Securities Purchase Agreement, the "Refinancing Documents"). Concurrently with the Closing Date, the transactions contemplated by the Refinancing Documents to be consummated on the Closing Date have been consummated pursuant to and in accordance with the terms of the Refinancing Documents.

         (b) The Refinancing Documents set forth the entire agreement among the parties thereto with respect to the subject matter thereof. No party to the Refinancing Documents has waived the fulfillment of any condition precedent set forth therein to the consummation of the transactions contemplated therein, no party has failed to perform any of its obligations thereunder or under any instrument or document executed and delivered in connection therewith, and nothing has come to the attention of Lessee or any other Credit Party that would cause it to believe that any of the representations or warranties contained in the Refinancing Documents were false or misleading when made or when reaffirmed (to the extent so made or reaffirmed) on the Closing Date.

         (c) Each applicable Savvis Party has the corporate power and authority to execute, deliver and perform its obligations under each of the Refinancing Documents. Each of the execution and delivery by Lessee of each of the Refinancing Documents and the performance of its obligations hereunder and thereunder will be duly authorized prior to the Closing Date by all requisite corporate and stockholder action and will not violate any provision of applicable law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of Lessee, or any provision of any indenture, agreement or other instrument to which the Lessee or any Credit Party or their properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances in favor of any third Person upon any of the assets of Lessee or any of Credit Party.

4.       FINANCIAL STATEMENTS AND INFORMATION

             4.1 Reports and Notices.

             Each Credit Party executing this Agreement hereby agrees that from and after the Execution Date and until the Termination Date, it shall deliver to Agent or to Agent and Lessors, as required, the Financial Statements, notices, Business Plan - 4 Years and other information at the times, to the Persons and in the manner set forth in Annex D.

             4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lessor, to communicate directly with its independent certified public accountants, including Deloitte & Touche, and authorizes and, at Agent's request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lessor any and all Financial Statements and other supporting financial documents, schedules and information relating to any Savvis Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Savvis Party, provided that references in this Section 4.2 to "Savvis Party" shall be deemed limited to the UK Subsidiary and, at Agent's request, any other foreign Subsidiary of Holdings whose Stock in the future is pledged to Agent.

5.       AFFIRMATIVE COVENANTS

             Each Credit Party executing this Agreement jointly and severally agrees as to all Savvis Parties from and after the Execution Date and until the Termination Date as follows:

             5.1 Maintenance of Existence and Conduct of Business. Each Savvis Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) (including, but not limited to, any System) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1). Lessee shall utilize each System for its designated purpose and in compliance with all applicable laws and shall keep each System in its possession and control.

             5.2 Payment of Charges.

         (a) Subject to Section 5.2(b), each Savvis Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen and bailees, in each case, before any thereof shall become past due.

         (b) Each Savvis Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in
Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Savvis Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) such Savvis Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Savvis Party or the conditions set forth in this
Section 5.2(b) are no longer met, and (v) Agent has not advised Lessee in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

             5.3 Books and Records. Each Savvis Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements described in Section (3.4(a)).

             5.4 Insurance; Damage to or Destruction of Collateral.

         (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on the disclosure letter provided to Agent pursuant to Section 3.18 as in effect on the Execution Date or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Lessee to Agent and shall be additional Obligations hereunder secured by the Collateral.

         (b) Agent reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's opinion, adequately protect both Agent's and Lessor's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

         (c) (i) Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lessors, as loss payee, and all general liability and other liability policies naming Agent, on behalf of itself and Lessors, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing, as each Credit Party's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Lessee shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, and so long as no Default or Event of Default has occurred and is continuing, each Credit Party may, in its sole discretion, use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction; provided that if such Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within ninety
(90) days or in the event any Default or Event of Default shall have occurred and be continuing, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.2(c); provided further that in the case of insurance proceeds pertaining to any Credit Party other than Lessee, such insurance proceeds shall be applied to the Obligations owing by Lessee. Each reference to Collateral in this Section 5.4(c)(i) shall be deemed to refer to all Collateral other than the Leased Equipment, which Leased Equipment shall be governed by the terms of Section 5.4(c)(ii) below.

                  (ii) If any System, in whole or in part, is lost, stolen, damaged or destroyed, or is taken in any condemnation or similar proceeding (an "Event of Loss"), Lessee shall notify Agent in writing within five (5) days of such Event of Loss. Lessee shall, at its option (A) promptly place the affected Leased Equipment and Software in good condition and working order, (B) replace the affected item with like equipment or software in good condition and transfer clear title and any sublicense to Lessor, or (C) pay to Agent, within thirty
(30) days of the Event of Loss, an amount equal to the net book value, for such affected Leased Equipment or Software plus any other unpaid amounts then due under the Lease. If an Event of Loss occurs as to part of a System for which the net book value is paid, a prorata amount of principal of the Rent shall abate from the date the net book value payment is received by Agent. Upon payment of the net book value, title to the applicable Leased Equipment and the sublicense to the applicable Software shall pass to Lessee with no warranties, subject to the rights, if any, of the insurer. If Agent receives any insurance proceeds, and Lessee elects not to repair or replace, Lessor shall apply such proceeds toward the payment of the net book value with any remaining sums to be applied to the Obligations as provided in Section 1.2(c).

             5.5 Compliance with Laws. Each Savvis Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to ERISA and labor matters and Environmental Laws, Environmental Permits and FCC Licenses and the Communications Act, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

             5.6 Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Credit Document, with respect to any matter hereafter arising that, if existing or occurring on the

Execution Date or Closing Date, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lessors in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Execution Date or Closing Date.

             5.7 Intellectual Property. Each Savvis Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.

             5.8 Environmental Matters. Each Savvis Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Savvis Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $25,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Savvis Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Savvis Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Savvis Party shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Lessee's expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Lessee shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

             5.9 Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Each Credit Party shall use its commercially reasonable best efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, (including, without limitation, any lessor of any Credit Party's lessor) mortgagee of owned property located in the United States or bailee with respect to any warehouse, processor or converter facility or other location located in the United States where Collateral having a book value in excess of $250,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent, provided that unless Agent otherwise notifies Lessee based on Agent's reasonable discretion, the Credit Parties shall not be obligated to deliver landlord agreements in respect of any premises existing as of the Execution Date other than premises owned by Reuters, which shall be delivered on or before the Closing Date (without giving effect to the qualification relating to the use of commercially reasonable best efforts referred to above); and no Credit Party shall, on or after the Execution Date locate any of its assets at any premises owned by Reuters (other than those assets already located there as of the Execution Date) and provided further, no Credit Party shall locate any of its assets having a book value in excess of $250,000 at any premises unless and until a landlord's agreement, mortgagee agreement or bailee letter, as applicable, each of which shall be satisfactory to Agent, has been obtained prior thereto. After the Execution Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Execution Date without the prior written consent of Agent or, unless and until a satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location if reasonably requested by Agent following prior written notice to Agent of such proposed arrangements. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. To the extent permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Execution Date, it shall first provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent. Within sixty
(60) days after the Closing Date, and on December 31, 2002, and any time Agent shall request Lessee shall notify Agent of the status as of such date of obtaining of such landlord's agreements, mortgagee agreements or bailee letters, as applicable.

             5.10 Observation Rights. So long as GE Capital is a Lessor hereunder, Holdings and the Lessee shall give GE Capital notice of each meeting of the Board of Directors of Holdings and each meeting of the audit committee of the Board of Directors of Holdings at the same time as the members of the Board of Directors receive such notice of any such meetings and allow a Person designated by GE Capital to serve as an observer (the "Observer") who may attend all such meetings of the Board of Directors of Holdings or of the audit committee of the Board of Directors of Holdings; provided, that the Observer may be excused at the request of the majority of the directors present at any such meeting for discussions of sensitive information regarding GE Capital or competitors of GE Capital. The Observer will not be a director, nor entitled to vote on any matter submitted to the Board of Directors of Holdings (or any committee of such board), and will have no rights, duties, liabilities or obligations of a director. The Observer may share any information gained from presence at such meetings with the employees, officers, directors, attorneys and advisors of GE Capital who have a need to know such information in the performance of their duties (collectively, the "Representatives"), but such information shall otherwise be kept confidential by GE Capital and its Representatives to the same extent that financial information with regard to Holdings and the Lessee is required to be kept confidential in accordance with the terms of this Agreement. Holdings or the Lessee shall reimburse the Observer for all reasonable costs of travel to attend all such meetings of the Board of Directors of Holdings or the audit committee of the Board of Directors of Holdings and all other reasonable out-of-pocket expenses of the Observer relating to such meetings and attendance.

             5.11 Excess Cash Flow. Lessee shall, commencing on June 30, 2002 and on each September 30, December 31, March 31 and June 30 thereafter, calculate Excess Cash Flow, in detail, (a) for such three (3) month period then ended and, (b) for each June 30 and December 31, for such six (6) month period then ended; and, in each case within 30 days after each such date, report such Excess Cash Flow to Agent; provided that the first calculation of Excess Cash Flow hereunder shall be for the period commencing on the first day of the calendar month next following the Execution Date. Such calculation shall be accompanied by a certificate of the Chief Financial Officer or the Vice President-Treasurer of the Lessee certifying that such information is true and correct which certificate shall be in a form mutually agreed to by Lessee and Agent on or prior to the Closing Date (the "Excess Cash Flow Certificate"). With respect to each Excess Cash Flow Certificate relating to each June 30 and December 31, an amount equal to such Excess Cash Flow calculated for the six (6) month period then ended shall be deposited by Lessee within three (3) Business Days after the date required for the delivery of the Excess Cash Flow Certificate into the Excess Cash Flow Account and shall be applied by Lessee or by Agent to pay the interest and prepay the principal on the Obligations to the extent of such Excess Cash Flow, pursuant to Section 1.2(a)(iii) hereof.

             5.12 Agreement to Grant Additional Security.

         Each Credit Party shall:

         (a) Promptly, and in any event not later than ten (10) days prior to the acquisition of assets of the type that would have constituted Collateral at the Execution Date and investments of the type that would have constituted Collateral on the Execution Date (other than assets with a fair market value of less than $50,000), including the capital Stock of any direct or indirect Subsidiary and including real estate interests (other than the Hazelwood Data Center), notify the Agent of the proposed acquisition of such assets or investments (if permitted hereunder) and, to the extent not already Collateral in which the Agent has a perfected security interest pursuant to the Collateral Documents, such assets and investments will become additional Collateral hereunder to the extent the Agent deems the pledge of such assets practicable (the "Additional Collateral"), and the Credit Party will, and will cause each of its direct and indirect Subsidiaries to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant Agent a perfected Lien in such Collateral (or comparable interest under foreign law in the case of foreign Collateral) pursuant to and to the full extent required by the Collateral Documents and this Agreement.

         (b) Promptly, and in any event no later than the date on which an entity becomes a direct or indirect domestic Subsidiary of Holdings (or if acceptable to the Agent in the exercise of its sole discretion, not later than thirty (30) days after a request with respect thereto), cause each of Holdings' such direct and indirect Subsidiaries as the Agent shall request to become party to the Subsidiary Guaranty.

         (c) Promptly, and in any event no later than the date on which an entity becomes a direct or indirect domestic Subsidiary of Holdings (or if acceptable to the Agent in the exercise of its sole discretion, not later than thirty (30) days after a request with respect thereto), cause each Guarantor created or established after the Execution Date to grant to the Agent, for the ratable benefit of the Lessors, a first priority Lien (subject to Permitted Liens) on all property (tangible and intangible) of such Guarantor, including, without limitation, all of the outstanding capital stock of any of its domestic Subsidiaries, and Holdings and each domestic Subsidiary of Holdings shall grant such lien on the outstanding capital stock of any domestic Subsidiary, and (if and when requested by Agent in the exercise of its reasonable discretion) on 65% of the outstanding capital stock of any foreign Subsidiary, and, in each case, upon terms similar to those set forth in the Collateral Documents and otherwise reasonably satisfactory in form and substance to Agent. Lessee shall cause each domestic Guarantor, at its own expense, to become a party to the Security Agreement and any other Collateral Document (to the extent applicable to such Guarantor and its assets) and to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by Agent to be necessary or desirable for the creation and perfection of the foregoing Liens (including UCC, tax and judgment lien searches, legal opinions, title insurance, consents, corporate documents and any additional or substitute security agreements or mortgages or deeds of trust). Lessee will cause each such Credit Party to take all actions requested by Agent (including, without limitation, the filing of UCC-1's) in connection with the granting of such security interests.

         (d) Promptly, and in any event not later than thirty (30) days after a request with respect thereto, (i) deliver to the Agent the original of all instruments, documents and chattel paper, and all other Collateral of which the Agent determines it should have physical possession in order to perfect and protect its security interest therein, duly pledged, endorsed or assigned to the Agent without restriction; (ii) obtain landlord waivers, in form and substance satisfactory to the Agent, with respect to any Collateral located at a location that is not owned by a Credit Party and at which a Credit Party maintains and continues to maintain Collateral having a book value in excess of $250,000;
(iii) when an Event of Default exists, transfer inventory to locations designated by the Agent; (iv) if any Collateral (except immaterial amounts if the specific exclusion thereof from the terms of this clause shall have been consented to in writing by the Agent) is at any time in the possession or control of any warehousemen, bailee or any Credit Party's agents or processors, notify the Agent thereof and notify such person of the Agent's security interest in such Collateral and obtain a landlord waiver or bailee letter, in form and substance reasonably satisfactory to the Agent, from such person and instruct such person to hold all such Collateral for the Agent's account subject to the Agent's instructions; (v) if at any time any Collateral is located on any real property owned by a Credit Party which is subject to a mortgage or other Lien (other than in favor of the Agent for the ratable benefit of the Lessors), obtain a mortgagee waiver, in form and substance satisfactory to the Agent, from the holder of each mortgage or other Lien on such real property; and (vi) take all such other actions and obtain all such other agreements as the Agent may reasonably deem necessary or desirable in respect of any Collateral.

         (e) The security interests required to be granted pursuant to this
Section 5.12 shall be granted pursuant to the Collateral Documents or, in the Agent's discretion, such other security documentation (which shall be substantially similar to the Collateral Documents already executed and delivered by the Credit Parties) as is satisfactory in form and substance to Agent (the "Additional Collateral Documents") and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except Liens permitted under Section 6.7. The Additional Collateral Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Agent for the ratable benefit of the Lessors, granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall be paid in full by the Credit Parties. At the time of the execution and delivery of Additional Collateral Documents, the Credit Parties shall cause to be delivered to Agent such agreements, opinions of counsel, and other related documents (including, without limitation, certified copies of certificates of incorporation, by-laws, corporate resolutions, incumbency certificates, good standing certificates, lien searches, and loss-payee endorsements) as may be reasonably requested by the Agent or the Lessors to assure themselves that this Section 5.12 has been complied with.

         (f) Promptly deliver to Agent a copy (when executed) of the fully executed Network Services Agreement between Holdings and MoneyLine, certified as true, correct and complete by a responsible officer of Holdings, which Agreement shall be upon substantially the same terms relating to minimum revenue commitments, payment terms and tenor of agreement and other material terms that directly or indirectly could affect any of the aforementioned terms or that could affect Agent's rights and remedies relating to its Collateral as set forth in the MoneyLine Network Services Term Sheet.

             5.13 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Credit Document.

6.       NEGATIVE COVENANTS

             Each Credit Party executing this Agreement jointly and severally agrees as to all Savvis Parties from and after the Execution Date until the Termination Date as follows:

             6.1 Mergers, Subsidiaries, Etc. No Savvis Party shall directly or indirectly, by operation of law or otherwise:

         (a) form or acquire any Subsidiary, except that, so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, and subject to limitations set forth in Sections 6.2 and
6.3 in respect of Investments and expense reimbursements, (i) Holdings may form wholly-owned domestic Subsidiaries provided that each such wholly-owned domestic Subsidiary shall be required to execute a guaranty and security agreement and all other documentation reasonably required by Agent pursuant to Section 5.12, and Lessee and Holdings shall take and cause to be taken all such other action as may be required by the terms of Section 5.12 in accordance therewith, and provided, further, such new domestic Subsidiaries in the aggregate shall not have assets measured by book value in an amount exceeding that amount which represents as of any date of calculation five (5%) percent of the aggregate book value of the assets of Lessee and all of its Subsidiaries on a consolidated basis, and (ii) Holdings and Savvis International (but not Lessee) may form wholly-owned foreign Subsidiaries; or

         (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person provided, however, that so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, (i) any Subsidiary of Holdings (other than Lessee) may merge with and into Holdings or any Wholly-Owned Subsidiary of Holdings (excluding Lessee and its Subsidiaries) but only on the condition that no new liabilities (contingent or otherwise) or obligations exceeding or that could exceed $500,000 in any calendar year shall be assumed by Holdings itself, and Holdings or another Wholly-Owned Subsidiary of Holdings is the surviving entity in such merger, and (ii) any Subsidiary of Lessee may merge with and into Lessee or any Wholly-Owned Subsidiary of Lessee if Lessee or one of its Wholly-Owned Subsidiaries is the surviving entity of such merger, provided that in each case under this Section 6.1(b), (A) no consideration is given by the surviving entity in such merger other than the issuance of any capital stock of the surviving entity and such capital stock is pledged to the Agent, for and on behalf of the Agent and the Lessors, as security for the Obligations, (B) the surviving entity in any such merger if not a foreign Subsidiary shall ratify the Guaranty, the Security Documents and other indebtedness, liabilities and obligations of the non-surviving entity under the Credit Documents, and (C) Agent shall be satisfied in advance of any such merger (following receipt by Agent of at least ten (10) Business Days prior written notice of any such merger of any domestic Subsidiaries or foreign Subsidiaries whose stock has been pledged to Agent) that there is no adverse effect on the Agent's Liens or the Collateral or otherwise on the rights and remedies of Lessors and Agent hereunder and under the Credit Documents.

             6.2 Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, no Savvis Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, or any other Investments in, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:

         (a) each Savvis Party may maintain its existing Investments in its Subsidiaries as of the Execution Date;

         (b) so long as no Default or Event of Default has occurred and is continuing Lessee may make investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof,
(ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of "A" or better by a nationally recognized rating agency (an "A Rated Bank"), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above;

         (c) Investments may be made by any of Holdings, Savvis International or any foreign Subsidiary of Holdings in Savvis International or in any foreign direct or indirect Wholly-Owned Subsidiaries of Holdings, so long as the amount of all Investments by Holdings and such Subsidiaries directly or indirectly in Savvis International or in foreign Subsidiaries of Holdings shall not exceed, in the aggregate for all such Subsidiaries of Holdings, from the Execution Date until the Maturity Date, $5,000,000 (without giving effect to repayments of loans or advances by such Subsidiaries after the Execution Date); and subject in addition to the terms of the following subsection (d);

         (d) in order to enable Holdings or Savvis International to make such Investments in Savvis International and in any foreign Subsidiaries Lessee may make intercompany loans or pay distributions or dividends to Holdings for the purpose of enabling, and in the amount then required to enable, Holdings to make the Investments permitted under the preceding subsection (c), in each case with such Investments by Holdings to be made not later than ten (10) Business Days after such loans or distributions or dividends are made by Lessee to Holdings, provided, that in respect of all transactions referred to in the preceding subsection (c) and this subsection (d): (i) each Savvis Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (ii) the obligations of Holdings and Savvis International under any such intercompany loans and advances shall be subordinated to the Obligations of Lessee, Holdings and each Guarantor hereunder or under any other Credit Document in a manner reasonably satisfactory to Agent; (iii) at the time any such intercompany loan or advance is made by any Savvis Party as a lender and after giving effect thereto, each of such lender, Credit Party and borrower, as applicable, shall be Solvent; (iv) no Default or Event of Default exists or would occur and be continuing after giving effect to any such proposed Investment; and (v) such loans or advances shall be used for working capital of such foreign Subsidiary or Savvis International in the ordinary course of business; and

         (e) Notwithstanding the limitations set forth in Section 6.2(c), Lessee may reimburse Holdings, Savvis International or any direct or indirect foreign Subsidiary of Holdings for expenses incurred by such Subsidiaries in the ordinary course of their business, consistent with past practices, including, but not limited to, payroll expenses, telecom services, capital expenditures and other general working capital requirements, in amounts during each calendar year consistent with the projected budgeted amount as set forth in the applicable Budget for such year.

             6.3 Indebtedness. No Savvis Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (a) Indebtedness secured by purchase money security interests and Capital Leases existing on the date hereof permitted under Section 6.7(b), (b) other additional Indebtedness incurred only by any Credit Party but not by any foreign Subsidiary of Holdings, secured by purchase money security interests and Capital Leases permitted under
Section 6.7(b) incurred after the date of this Agreement in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided, however that the incurrence of such additional Indebtedness shall be permitted only if, after giving effect thereto, the limit on Capital Expenditures set forth in Section
6.18 would not be breached, (c) the Rent and the other Obligations, (d) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (e) existing Indebtedness described in Disclosure Schedule (6.3), and refinancings or amendments or modifications of those items (vi), (vii), and (ix) described in Disclosure Schedule (6.3) that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lessor, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, and subject to the provisions of Section 6.7, provided, that the terms of this clause (e) shall not preclude any settlement with trade creditors described in items (iv) and (v) of Disclosure Schedule 6.3 that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lessor, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified and subject to the provisions of Section 6.7, (f) Indebtedness specifically permitted under
Section 6.16, (g) Indebtedness consisting of intercompany loans and advances made by Holdings to any foreign Subsidiary of Holdings to the extent permitted by the terms of Section 6.2 and (h) Indebtedness in the form of lease payments pursuant to a sale - leaseback transaction involving the Hazelwood Data Center provided that such transaction and the proceeds thereof shall be subject to compliance with the provisions of Section 1.2 (a)(iv).

             6.4 Employee Loans and Affiliate Transactions.

         (a) Except as otherwise expressly permitted by this Agreement, including, but not limited to, transactions permitted by Sections 6.2 and listed on Disclosure Schedule (6.4), no Savvis Party shall enter into or be a party to any transaction with any other Savvis Party or any Affiliate thereof, except (i) transactions among foreign Subsidiaries of Holdings (i.e., excluding the Credit Parties for purposes of this clause (i)), to the extent not limited or prohibited under any term of this Agreement, involving the provision of services and goods in the ordinary course of and pursuant to the reasonable requirements of such Savvis Party's business and, with respect to any Subsidiary whose Stock has been pledged to Agent, upon fair and reasonable terms that are no less favorable to such Savvis Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Savvis Party; (ii) daily operations of Lessee and any of its Wholly-Owned Subsidiaries in the ordinary course of business relating to operation of the network consistent with past practices in effect over the six-month period preceding the Execution Date among such entities, but not relating to any transfer of assets or other matters expressly limited or prohibited under any other provision of this Agreement; (iii) leasing by Procurement to Lessee of new assets acquired by Procurement (not acquired from Lessee) following the Execution Date or currently covered by the lease between Lessee and Procurement; and (iv) except for payment of fees by any foreign Subsidiary to Lessee in respect of services rendered by Lessee to any such foreign Subsidiary provided that no consulting, service, management or other fees shall be payable pursuant to any of the transactions referred to in this
Section 6.4, other than fees payable to Lessee or payable to Holdings (but not payable to Holdings by Lessee or any of Lessee's Subsidiaries).

         (b) No Savvis Party shall enter into any lending or borrowing transaction with any employees of any Savvis Party, except loans to its respective employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock option financing (other than for a director or officer) up to a maximum of $400,000 to any employee and up to a maximum of $1,000,000 in the aggregate at any one time outstanding to all employees.

             6.5 Capital Structure and Business.

         (a) No Savvis Party shall make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; except (i) as and to the extent permitted under Section 6.2 in respect of Investments by Holdings in Subsidiaries, (ii) issuances of Stock pursuant to Stock option or restricted stock plans, and (iii) Holdings may issue or sell its Stock for cash so long as
(A) the proceeds thereof are applied in prepayment of the Obligations to the extent required by Section 1.2(a)(ii), (B) the terms of such shares of Stock do not mandate or require Holdings or any Savvis Party to, and no holder thereof shall have the right to require Holdings or any other Savvis Party to, declare or pay any cash dividends or distributions in respect thereof or purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock, warrants, options or right to acquire such capital stock or pay any fees or any other cash outlay at any time, except that Holdings may issue Stock containing the right to require payment of dividends payable at any time after the Maturity Date but only in the event that (i) at the time of any such proposed payment, no Obligations are outstanding under this Agreement or the other Collateral Documents, or under any amendment, restatement, extension, or renewal of the Obligations in whole or in part, and (ii) no default shall exist, or would arise after giving effect to any such payment, under any replacement or other senior obligations, and any such Stock shall contain terms reflecting the foregoing clauses (i) and (ii), (C) in addition to satisfying the terms of the preceding clause (B), in respect of any issuances of the type referred to in clause (B) of the proviso of Section 1.2(a)(ii)(B) not requiring prepayment of the Obligations pursuant to such Section, the terms of such Stock contain the same strike price and/or conversion ratio, as applicable, and otherwise contain substantially equivalent economic and other terms as the Stock issued to the Welsh Carson Parties on the Closing Date, (D) Agent shall have received copies of all documents and instruments relating to any issuance pursuant to this clause (y), certified by a responsible officer of Lessee or Holdings as true and complete and as satisfying the terms of this Section 6.5(a)(i); and
(E) provided that the terms of this Section 6.5 permitting certain stock issuances shall not be deemed to derogate from or constitute an exception to the terms of the Event of Default that would exist based on a Change of Control.

         (b) No Savvis Party shall amend its charter or bylaws in a manner that would adversely affect Agent or Lessors or such Savvis Party's duty or ability to repay the Obligations or adversely affect its rights under the Warrant Documents or violate or be inconsistent with any other terms of this Agreement; and

         (c) No Savvis Party shall (i) engage in any business other than the build-out, implementation and operation of the Network and other Telecommunication Businesses and the conduct of related Telecommunication Business and matters incidental thereto, in each case as described in and contemplated by the Business Plan or (ii) discontinue any line of business contemplated by the Business Plan that provides ten percent (10%) or more of the consolidated revenues of such Savvis Party or (iii) notwithstanding any other provision of this Agreement, invoice customers or create accounts receivable or enter into new contracts or agreements or amend any contracts or agreements if any such action could be inconsistent, directly or indirectly, with any of the following principles:

         (A) all contracts and agreements with customers existing on the Execution Date or the Closing Date (including, without limitation, the Reuters Network Services Agreement, the MoneyLine Network Services Term Sheet (for so long as the MoneyLine Network Services Agreement shall not be in existence) and the MoneyLine Network Services Agreement, if in existence, regardless of the location of the services performed thereunder, whether within or outside of the United States) shall continue to be billed and collected by (and the accounts receivable thereunder shall continue to be owned by) and payable to Holdings or Lessee (as applicable) in the United States, without change, following the Execution Date;

         (B) all contracts and agreements arising at any time that relate to U.S. domestic activities, shall be billed and collected by (and the accounts receivable thereunder shall be owned by) and payable to Lessee in the United States; and

         (C) all contracts and agreements relating to services rendered by Savvis International or any foreign Subsidiaries of Holdings to customers located outside of the United States may at Holdings' election be invoiced, billed and collected by any of the Savvis Parties, except as and to the extent otherwise expressly provided in subsection (iii)(A) above, the terms of which subsection (iii)(A) shall govern and prevail to the extent of any conflict between the terms thereof and the terms of this subsection (iii)(C).

             6.6 Guaranteed Indebtedness. No Savvis Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Savvis Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Savvis Party if the primary obligation is expressly permitted by this Agreement.

             6.7 Liens. No Savvis Party shall create, incur, assume or permit to exist any Lien on any of its properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the Execution Date (except to the extent required to be terminated on or before the Closing Date) and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3), and Liens created after the Execution Date and securing Indebtedness in amounts and of the type described in Section 6.3(b) or permitted pursuant to Section 6.11 (as to Section 6.11, such lien to attach exclusively to the Hazelwood Data Center building, but not its contents), and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that (i) the principal amount so secured is not increased; (ii) the transaction in which any purchase money security interest is proposed to be created is not then prohibited by this Agreement; (iii) any purchase money security interest shall attach only to the property or asset acquired in such transaction and shall not extend to or cover any other assets or properties of Lessee or, as the case may be, any Savvis Party; and (iv) the Indebtedness secured or covered by any purchase money security interest or evidenced by any Capital Lease shall not exceed the lesser of the cost or fair market value of the property or asset acquired and shall not be renewed, extended or prepaid from the proceeds of any borrowing by Lessee or any Savvis Party, upon renewal or extension, the Indebtedness secured or covered thereby shall not exceed that reduced amount which is consistent with the principal or rental balance remaining immediately prior to such extension or renewal. In addition, no Savvis Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lessors, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

             6.8 Sale of Stock and Assets. No Savvis Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) other than (a) the sale of Inventory in the ordinary course of business, (b) the Hazelwood Data Center Sale upon ten (10) Business Days prior written notice, which written notice shall be accompanied by a summary of the terms of such transaction, and, at the request of Agent, at any time, draft documents relating thereto; and Lessee shall deliver true, complete and correct copies of all documents relating thereto not later than ten (10) Business Days following the consummation of such sale, and (c) the sale, transfer, conveyance or other disposition by a Savvis Party of Equipment (excluding, however, the Leased Equipment) or Fixtures that are obsolete or no longer used or useful in such Savvis Party's business provided that, with respect to any dispositions of assets or properties permitted pursuant to this clause (c), the aggregate amount of all such dispositions of Equipment and Fixtures not located as of the Execution Date in any of Lessee's warehouses and currently scheduled for sale as obsolete or no longer used or useful in such Savvis Party's business shall not exceed $1,000,000. In addition, with respect to any disposition of assets or other properties permitted pursuant to this
Section 6.8, the Net Proceeds of such asset sales shall be applied as required under Section 1.2(a)(i) or (iv), as applicable, provided that, with respect to any disposition permitted pursuant to clause (c) above, Lessee may retain such Net Proceeds for up to 90 days and apply all such proceeds to reinvestment in replacement Equipment and Fixtures, and if not so applied during such 90 day period, all such Net Proceeds thereof shall be applied as required under Section 1.2(a)(i) on the 91st day. Lessee shall maintain proper and separate accounts on its books and records to reflect such amounts being held for reinvestment. With respect to any disposition of assets or other properties permitted pursuant to clause (b) or (c) above, subject to concurrent receipt of proceeds pursuant to the terms of Section 1.2(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Savvis Party to effect such disposition and shall execute and deliver to Lessee, at Lessee's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Lessee.

             6.9 ERISA. No Savvis Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

             6.10 Hazardous Materials. No Savvis Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

             6.11 Sale-Leasebacks. No Savvis Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets other than any sale-leaseback transaction involving the Hazelwood Data Center, provided that such transaction and the proceeds thereof shall be subject to compliance with the provisions of Section 1.2(a)(iv).

             6.12 Cancellation of Indebtedness. No Savvis Party shall cancel any claim or debt owing to it, except for (a) reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices or the cancellation of trade receivables for which in Lessee's reasonable business judgment collection, payment or satisfaction thereof cannot be efficiently or economically pursued or (b) the issuance of service credits in the ordinary course of business consistent with past practices in effect over the six-month period preceding the Execution Date, or (c) cancellations among Savvis Parties other than amounts owing to any of the Credit Parties from any of the other Savvis Parties.

             6.13 Restricted Payments. No Savvis Party shall make any Restricted Payment, except (a) intercompany loans and advances among the Savvis Parties to the extent expressly permitted by Section 6.3, (b) dividends and distributions by Subsidiaries of Lessee paid to Lessee, (c) employee loans permitted under
Section 6.4(b), (d) payments of principal and interest pursuant to intercompany obligations incurred in accordance with Section 6.3; (e) scheduled payments of interest with respect to Subordinated Debt, (f) Subsidiaries of Holdings (other than Lessee) may make Restricted Payments to Holdings, the Lessee, or any Subsidiary of Holdings, and Subsidiaries of Lessee may make Restricted Payments to Lessee, provided that in the event any Restricted Payment from a foreign Subsidiary of Holdings shall exceed all amounts due

Holdings under intercompany loans pursuant to Section 6.3, Holdings shall then contribute all such excess amounts to Lessee; provided, further that no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to clauses (e) or (f) above; (g) dividends and distributions by Lessee to Holdings as and to the extent permitted under Section 6.2(c); (h) Holdings may repurchase capital Stock (or options and warrants with respect thereto) owned by employees of Holdings or Lessee (i) in connection with the termination of the employment of such employees or (ii) permitted to be repurchased or redeemed pursuant to the terms of any subscription agreement or option or similar agreement entered into in the ordinary course of business between Holdings and any officer, director or employee of Holdings and its Subsidiaries, so long as no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (h) and the aggregate amount of consideration (other than in the form of Stock) expended by Holdings in respect of all such repurchases under this clause (h) does not exceed $400,000 between the Execution Date and the Maturity Date; and (i) the payment of up to $1,100,000 in fees to Welsh Carson at any time.

             6.14 Change of Corporate Name or Location; Change of Fiscal Year. No Savvis Party shall (a) change its corporate name or trade name, or (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in each case without at least 30 days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lessors, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Savvis Party shall change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lessors and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lessors, in any Collateral, has been completed or taken. No Savvis Party shall change its Fiscal Year.

             6.15 No Impairment of Intercompany Transfers. No Savvis Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Credit Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Lessee to Lessee. Except as may be expressly permitted or required by the Credit Documents, neither Holdings nor Lessee will, nor will it permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Holdings or Lessee or any Subsidiary to (a) pay dividends or make any other distribution to Lessee or any Subsidiary of the Lessee in respect of the Stock of such Savvis Party or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to Holdings or Lessee or any Subsidiary of Lessee, (c) make any loan or advance or capital contribution to the Lessee or any Subsidiary of Lessee in accordance with this

Agreement, (d) sell, lease or transfer any of its Property to Lessee or any Subsidiary of the Lessee, or (e) grant any Lien on any of the Collateral.

             6.16 No Speculative Transactions. No Savvis Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

             6.17 Material Contracts. No Savvis Party shall modify or amend the terms of any of the following material contracts: the Reuters Network Services Agreement, the MoneyLine Network Services Term Sheet (for so long as the MoneyLine Network Services Agreement shall not be in existence) and the MoneyLine Network Services Agreement, if in existence, in any manner directly or indirectly (a) that has or could reasonably be expected to have the effect of
(i) reducing the minimum monthly commitments under such agreements payable to Holdings or (ii) delaying the date for payment of any such payments referred to in clause (i) or (b) that could have a Material Adverse Effect, or (c) that could affect any of the aforementioned terms or that could affect Agent's rights and remedies relating to its Collateral, or (d) that could be inconsistent with the provisions of Section 6.5. No Savvis Party shall modify or amend the terms of any of the following material contracts in any manner directly or indirectly that has or could reasonably be expected to have a Material Adverse Effect or that would affect Agent's rights and remedies relating to its Collateral or that would otherwise be inconsistent with the terms of this Agreement: the 2002 Securities Purchase Agreement and the Securities Purchase Agreement dated May 16, 2001 between Reuters Holdings Switzerland S.A. and Holdings. No Savvis Party shall modify or amend the terms of any of the following material contracts in any manner other than immaterial amendments or modifications thereof: the Nortel Settlement Agreement, the Lucent Settlement Agreement or the Agreement Resolving All Outstanding Savvis-BIS Issues.

             6.18 Maximum Capital Expenditures. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

         Period                                         Maximum Capital Expenditures per Period
         ------                                         ---------------------------------------
         From the Execution Date                                       $ 5,000,000
            through and including June 30, 2002

         For each                                                      $10,000,000
            six (6) month period thereafter

provided, however, that amounts permitted to be expended in one six-month period that are not expended in such six-month period (but not in excess of the lesser of (i) $3,000,000 or (ii) thirty percent (30%) of such prior six-month period's unused amount, not including any amount permitted to be carried forward from a prior six-month period) shall be permitted to be expended in, but only in, the next subsequent six-month period.

             6.19 Management Fees. Except for management fees payable by Procurement to Lessee, and except for payment of management fees by the Savvis Parties to Lessee, Holdings and Lessee will not, and will not permit any Subsidiary of the Lessee or Holdings to, pay any management fees except management fees payable pursuant to the reasonable requirements of Holding's or Lessee's business to, and upon fair and reasonable terms in an arms-length transaction with, a Person not an Affiliate of Holdings or Lessee.

             6.20 Rights of Third Parties in Intellectual Property. Neither Holdings nor Lessee will, nor will it permit any other Savvis Party to, (a) allow any product or service of any of the Savvis Parties to infringe upon any Intellectual Property of any other Person in a manner that could (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect or
(b) by any such other Person other than violations (if any) that could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

             6.21 Limitation on Leases. Neither Holdings nor Lessee will, nor will Holdings permit any Subsidiary of Lessee or of Holdings to, enter into any equipment lease agreement or similar arrangement as lessee (other than arrangements existing as of the Execution Date as disclosed on Schedule 6.21) except such arrangements by Lessee entered into after the Execution Date providing for leasing of equipment not treated or are not required to be treated as a Capital Lease Obligation under GAAP, involving payments by all Savvis Parties in the aggregate not in excess of $50,000 for any Fiscal Month.

             6.22 Cash Retention by Holdings. Holdings shall not retain cash at Holdings or in any accounts of Holdings, except for such amounts as are (a) reasonably expected to be used for the payment of expenses for maintenance of its corporate franchise, which are due within thirty days, and (b) reasonably expected to be distributed within thirty (30) Business Days to foreign Subsidiaries of Holdings pursuant to Sections 6.2 or 6.3, and provided further, that all cash that is not so needed within such period of time shall be immediately contributed to Lessee in the form of equity; provided, however, that if such cash was advanced to Holdings in the form of cash or other similar advance, such cash may be returned to Lessee in the form of repayment of such advance.

             6.23 UK Subsidiary Pledge. Holdings shall not fail, within thirty
(30) days after the Execution Date, to pledge to Lessor 65% of the capital stock of its UK Subsidiary incorporated under the laws of the United Kingdom, such pledge to be enforceable under applicable United Kingdom law and shall not fail to deliver such agreements, instruments and documents as Lessor may reasonably request in order to effectuate the foregoing.

             6.24 Deposit and Disbursement Accounts. No Credit Party other than Lessee shall maintain any deposit or other accounts with any bank or other financial institution and Lessee shall not establish any deposit or disbursement accounts other than deposit and disbursement accounts listed on Disclosure Schedule (3.19) and other than to the extent such existing accounts are being transferred by Holdings to Lessee as described in Disclosure Schedule (3.19), which transfers shall be completed within 14 days after the Closing Date, except for establishment of new accounts in the name of Lessee upon delivery of written notice to Agent of any such establishment of accounts within five (5) days after such new account establishment.

             6.25 Savvis International. Savvis International shall not conduct business in the United States except (i) to the extent required to maintain its status as a corporation in good standing under the laws of the State of Delaware, and (ii) the conducting of business in the United States which is incidental to its conducting of business in foreign locations.

             6.26 Equipment Listing. Lessee shall not fail, within 90 days after the Execution Date, to deliver to Agent a listing of all Equipment and inventory owned or leased by any Credit Party, such listing to include the following: location by street address; identity of owner or lessor of premises; equipment description, including serial number; and original installation date; such listing to be certified by a responsible officer of Lessee as true, complete and correct.

7.       TERM

             7.1 Termination. The Rent and all other Obligations shall be automatically due and payable in full on the Maturity Date.

             7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Credit Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Savvis Parties or the rights of Agent and Lessors relating to any unpaid portion of the Rent or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Credit Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Savvis Parties, and all rights of Agent and each Lessor, all as contained in the Credit Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of
Section 11, the payment obligations under Sections 1.10 and 1.11, and the indemnities contained in the Credit Documents shall survive the Termination Date.

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

             8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

         (a) Lessee (i) fails to make any payment or mandatory prepayment of principal of the Rent or any of the other Obligations when due and payable, (ii) fails to make any payment of interest on, or Fees owing in respect of the Rent or any of the other Obligations within 5 days following the date such payments are due; or (iii) fails to pay or reimburse Agent or Lessors for any expense reimbursable hereunder or under any other Credit Document within 10 Business Days following Agent's demand for such reimbursement or payment of expenses.


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


         (b) Any Savvis Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 5.4(a), 5.11, 5.12 or 6, or any of the provisions set forth in Annex B, respectively.

         (c) Lessee fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annex D, respectively, and the same shall remain unremedied for 15 days or more after notice thereof shall have been given to Lessee by Agent.

         (d) Any Savvis Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Credit Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 30 days or more after notice thereof shall have been given to Lessee by Agent.

         (e) A default or breach occurs under any other agreement, document or instrument to which any Savvis Party (other than those defaults in existence on the Closing Date and disclosed on Disclosure Schedule (8.1)) is a party that is not cured within any applicable grace period therefor (i) regardless of whether such default is waived, or such right is exercised, by such holder or trustee and such default or breach involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Savvis Party in excess of $1,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) such breach or default, other than defaults which are waived by such holder or trustee within 30 days of such default or breach (and other than defaults which are referred to in the preceding clause (i)), causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral to be demanded in respect thereof.

         (f) Assets of any Savvis Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Savvis Party and such condition continues for 30 days or more.

         (g) A case or proceeding is commenced against any Savvis Party seeking a decree or order in respect of such Savvis Party (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Savvis Party or for any substantial part of any such Savvis Party's assets, or (iii) ordering the winding-up or liquidation of the affairs of such Savvis Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding by a court of competent jurisdiction shall not have been obtained.

         (h) Any Savvis Party (i) files a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Savvis Party or for any substantial part of any such Savvis Party's assets, (iii) makes an assignment for the benefit of creditors, or (iv) takes any action in furtherance of any of the foregoing, or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

         (i) A final judgment or judgments for the payment of money in excess of $1,000,000 or, in the case of the litigation or arbitration proceeding brought by Winstar Wireless, Inc. that is listed as Item 1 on Disclosure Schedule (3.13), in excess of $5,000,000 (without regard to the amount of the claim made by Winstar Wireless, Inc. or the disclosure set forth as Item 1 on Disclosure Schedule (3.13)) in the aggregate at any time are outstanding against one or more of the Savvis Parties and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

         (j) Any material provision of any Credit Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Savvis Party shall challenge the enforceability of any Credit Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Credit Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Credit Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral having a fair market value of $500,000 or more purported to be covered thereby.

         (k) Any Change of Control occurs.

         (l) Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Lessee generating more than 50% of Lessee's revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 30 days.

         (m) Any of the following agreements shall be lawfully terminated for any reason other than the expiration thereof: the Reuters Network Services Agreement; the MoneyLine Network Services Term Sheet or (from and after its date of execution) the MoneyLine Network Service Agreement.

         (n) Lessee attempts to make a Transfer (as defined in Section 10) without Agent's prior written consent.

         (o) The occurrence of a Material Adverse Effect.

             8.2 Remedies.

         (a) If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lessors shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Rent and the other Obligations to the Default Rate.

         (b) If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lessors shall), without notice: (i) declare all or any portion of the Obligations, including all or any portion of the Rent to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Lessee and each other Savvis Party; or (ii) exercise any rights and remedies provided to Agent under the Credit Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h), (i), (n) or (o), Agent's and Lessor's obligations to maintain any extension of credit hereunder shall be immediately terminated and all of the Obligations, including the Rent, shall become immediately due and payable without declaration, notice or demand by any Person.

         (c) If any Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lessors shall) (i) terminate rights to use the System hereunder and under any other agreement with Lessee, (ii) recover from Lessee all Rent and any and all amounts then due and unpaid and (iii) recover from Lessee all Rent and other amounts to become due, by acceleration or otherwise. The amounts set forth in subsections (ii) and (iii) above shall be the agreed upon damages ("Lessors' Loss"). Agent may also charge Lessee interest on the Lessors' Loss from the date of the Event of Default paid at the Default Rate, but in no event more than the maximum rate permitted by law; demand the Lessee return any System to Agent in the manner provided in the Schedule; and take possession of, render unusable, or disable any System wherever located, with or without demand or notice or any court order or any process by law.

             Without limiting the generality of any other provision in any of the Credit Documents, upon repossession or return of a System, Agent shall have the right to sell, lease or otherwise dispose of the System, with or without notice and by public or private bid, and shall apply the proceeds thereof, if any, toward Lessors' Loss but only after deducting from such proceeds (a) in the case of any reletting of the System, the rent due for any period beyond the scheduled Maturity Date; and (b) all expenses including, without limitation, reasonable attorneys' fees incurred in enforcement of any remedy. Lessee shall be liable for any deficiency if the proceeds available after the permitted deductions are less than the greater of Lessors' Loss or the Obligations.

             8.3 Waivers by Savvis Parties.

             Except as otherwise provided for in this Agreement or by applicable law, each Savvis Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Savvis Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.


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


9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

             9.1 Assignment and Participations.

         (a) Subject to the terms of this Section 9.1, any Lessor may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Credit Documents, the Rent, the other Obligations, or any portion thereof or interest therein, including any Lessor's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lessor shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an "Assignment Agreement") substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lessor representing to the assigning Lessor and Agent that it is purchasing the applicable Obligations to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lessor shall have a portion of such Obligations in an amount at least equal to $2,500,000 and the assigning Lessor shall have retained a portion of such Obligations in an amount at least equal to $2,500,000; (iv) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lessor under this
Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lessors hereunder. The assigning Lessor shall be relieved of its obligations hereunder with respect to a portion of such Obligations from and after the date of such assignment. Lessee hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Lessee to the assignee and that the assignee shall be considered to be a "Lessor". In all instances, each Lessor's liability to have outstanding the Obligations hereunder shall be several and not joint and shall be limited to such Lessor's Pro Rata Share of the Obligations. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lessor may at any time pledge the Obligations held by it and such Lessor's rights under this Agreement and the other Credit Documents to a Federal Reserve Bank, and any Lessor that is an investment fund may assign the Obligations held by it and such Lessor's rights under this Agreement and the other Credit Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lessor from such Lessor's obligations hereunder or under any other Credit Document.

         (b) Any participation by a Lessor of all or any part of its Obligations hereunder shall be made with the understanding that all amounts payable by Lessee hereunder shall be determined as if that Lessor had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lessor to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Obligations in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Obligations in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Credit Documents). Solely for purposes of Sections 1.8, 1.9, 1.10 and 9.8, Lessee acknowledges and agrees that a participation shall give rise to a direct obligation of Lessee to the participant and the participant shall be considered to be a "Lessor". Except as set


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


forth in the preceding sentence neither Lessee nor any other Savvis Party shall have any obligation or duty to any participant. Neither Agent nor any Lessor (other than the Lessor selling a participation) shall have any duty to any participant and may continue to deal solely with the Lessor selling a participation as if no such sale had occurred.

         (c) Except as expressly provided in this Section 9.1, no Lessor shall, as between Lessee and that Lessor, or Agent and that Lessor, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Obligations owed to such Lessor.

         (d) Each Savvis Party executing this Agreement shall assist any Lessor permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lessor to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Savvis Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Savvis Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Business Plan - 4 Years delivered by Holdings shall only be certified by Holdings as having been prepared by Holdings in compliance with the representations contained in Section 3.4(c).

         (e) A Lessor may furnish any information concerning Savvis Parties in the possession of such Lessor from time to time to assignees and participants (including prospective assignees and participants); provided that such Lessor shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

             9.2 Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lessors as Agent under this Agreement and the other Credit Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lessors and no Savvis Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Credit Documents, Agent shall act solely as an agent of Lessors and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Savvis Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Credit Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Credit Document or otherwise a fiduciary relationship in respect of any Lessor. Except as expressly set forth in this Agreement and the other Credit Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Savvis Party or any of their respective Subsidiaries that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lessor for any action taken or omitted to be taken by it hereunder or under any other Credit Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

             If Agent shall request instructions from Requisite Lessors or all affected Lessors with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lessors or all affected Lessors, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Credit Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Credit Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lessor shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of Requisite Lessors or all affected Lessors, as applicable.

             9.3 Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Credit Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Obligation hereunder as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lessor and shall not be responsible to any Lessor for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Credit Documents on the part of any Savvis Party or to inspect the Collateral (including the books and records) of any Savvis Party; (e) shall not be responsible to any Lessor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Credit Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

             9.4 GE Capital and Affiliates. With respect to its Obligations hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lessor and may exercise the same as though it were not Agent; and the term "Lessor" or "Lessors" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Savvis Party, any of their Affiliates and any Person who may do business with or own securities of any Savvis Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lessors. GE Capital and its

Affiliates may accept fees and other consideration from any Savvis Party for services in connection with this Agreement or otherwise without having to account for the same to Lessors. GE Capital has also purchased certain equity interests in Lessee. Each Lessor acknowledges the potential conflict of interest between GE Capital as a Lessor holding disproportionate interests in the Obligations, GE Capital as a warrant holder of Lessee and GE Capital as Agent.

             9.5 Lessor Credit Decision. Each Lessor acknowledges that it has, independently and without reliance upon Agent or any other Lessor and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Savvis Parties and its own decision to enter into this Agreement. Each Lessor also acknowledges that it will, independently and without reliance upon Agent or any other Lessor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lessor acknowledges the potential conflict of interest of each other Lessor as a result of Lessors holding disproportionate interests in the Obligations, and expressly consents to, and waives any claim based upon, such conflict of interest.

             9.6 Indemnification. Lessors agree to indemnify Agent (to the extent not reimbursed by Savvis Parties and without limiting the obligations of Lessee hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Credit Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lessor shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lessor agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Credit Document, to the extent that Agent is not reimbursed for such expenses by Savvis Parties.

             9.7 Successor Agent. Agent may resign at any time by giving not less than 30 days' prior written notice thereof to Lessors and Lessee. Upon any such resignation, the Requisite Lessors shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lessors and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lessors, appoint a successor Agent, which shall be a Lessor, if a Lessor is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lessors shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lessors appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lessors hereunder shall be subject to the approval of Lessee, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Credit Documents.

             9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lessor is hereby authorized at any time or from time to time, without notice to any Savvis Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Lessee or any Guarantor (regardless of whether such balances are then due to Lessee or any Guarantor) and any other properties or assets at any time held or owing by that Lessor or that holder to or for the credit or for the account of Lessee or any Guarantor against and on account of any of the Obligations that are not paid when due. Any Lessor exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lessors or holders shall sell) such participations in each such other Lessor's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lessor to share the amount so offset or otherwise received with each other Lessor or holder in accordance with their respective Pro Rata Shares, (other than offset rights exercised by any Lessor with respect to Sections 1.8, 1.9 or 1.10). Lessee and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lessor may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lessors and holders and (b) any Lessor so purchasing a participation in the Obligations held by other Lessors or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lessor or holder were a direct holder of the Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lessor that has exercised the right of offset, the purchase of participations by that Lessor shall be rescinded and the purchase price restored without interest.

10.      SUCCESSORS AND ASSIGNS

             10.1 Successors and Assigns. This Agreement and the other Credit Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lessors and their


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


respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. Lessor may, without notice to or the consent of Lessee, sell, assign, grant a security interest in, or pledge its interest in all or a portion of a System and/or a Lease and any amounts payable hereunder to any third party ("Assignee"). Lessee shall, if directed, pay all Rent and other amounts due to Assignee free from any claim or counterclaim, defense or other right which Lessee may have against Lessor. Lessor shall be relieved of its future obligations under the Lease as a result of such assignment if Lessor assigns to Assignee its interest in the System and Assignee assumes Lessor's future obligations. WITHOUT LESSOR'S PRIOR WRITTEN CONSENT, LESSEE SHALL NOT ASSIGN, SUBLEASE, TRANSFER, PLEDGE, MORTGAGE OR OTHERWISE ENCUMBER ("TRANSFER") ANY SYSTEM OR ANY LEASE OR ANY OF ITS RIGHTS THEREIN OR PERMIT ANY LEVY, LIEN OR ENCUMBRANCE THEREON. Any attempted non-consensual Transfer by Lessee shall be void ab initio. No Transfer shall relieve Lessee of any of its obligations under a Lease. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lessors with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Credit Documents.

11.      MISCELLANEOUS

             11.1 Complete Agreement; Modification of Agreement. The Credit Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, or fee letter (other than the GE Capital Fee Letter) between any Savvis Party and Agent or any Lessor or any of their respective Affiliates, predating the Execution Date of this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

             11.2 Amendments and Waivers.

         (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Lessee, and by Requisite Lessors or all affected Lessors, as applicable. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lessors shall require the written consent of Requisite Lessors.

         (b) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lessor directly affected thereby: (i) increase the principal amount of any Lessor's Obligations (which action shall be deemed to directly affect all Lessors); (ii) reduce the principal of, rate of interest on or Fees payable with respect to the Rent, any Obligations of any affected Lessor; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.2(a)(ii)-(iv)) or final maturity date of the principal amount of any Obligations of any affected Lessor; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lessor; (v) release any Guaranty or, except as otherwise permitted herein or in the other Credit Documents, release, or permit any Savvis Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 in the aggregate (which action shall be deemed to directly affect all Lessors); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Obligations that shall be required for Lessors or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definition of the term "Requisite Lessors", insofar as such definition affects the substance of this
Section 11.2.

         (c) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"):

                  (i) requiring the consent of all affected Lessors, the consent of Requisite Lessors is obtained, but the consent of other Lessors whose consent is required is not obtained (any such Lessor whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a "Non-Consenting Lessor"), or

                  (ii) requiring the consent of Requisite Lessors, the consent of Lessors holding 51% or more of the aggregate Obligations is obtained, but the consent of Requisite Lessors is not obtained, then, so long as Agent is not a Non-Consenting Lessor, at Lessee's request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lessors, and such Non-Consenting Lessors agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Obligations of such Non-Consenting Lessors for an amount equal to the principal balance of all Obligations held by the Non-Consenting Lessors and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

         (d) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations) and a release of all claims against Agent and Lessors, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Lessee termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

             11.3 Fees and Expenses. Lessee shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lessors) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation and preparation of the Credit Documents and incurred in connection with:

         (a) the forwarding to Lessee or any other Person on behalf of Lessee by Agent of the proceeds of sums, if any, payable to Lessee;

         (b) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Credit Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Obligations made pursuant hereto or its rights hereunder or thereunder;

         (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lessor, Lessee or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Credit Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Lessee or any other Person that may be obligated to Agent by virtue of the Credit Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Obligations during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lessors other than Agent, such reimbursement shall be limited to one counsel for all such Lessors; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct;

         (d) any attempt to enforce any remedies of Agent or any Lessor against any or all of the Savvis Parties or any other Person that may be obligated to Agent or any Lessor by virtue of any of the Credit Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Obligations during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lessors other than Agent, such reimbursement shall be limited to one counsel for all such Lessors;

         (e) any workout or restructuring of the Obligations during the pendency of one or more Events of Default; and

         (f) efforts to (i) monitor the Rent or any of the other Obligations,
(ii) evaluate, observe or assess any of the Savvis Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Lessee to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

             11.4 No Waiver. Agent's or any Lessor's failure, at any time or times, to require strict performance by the Savvis Parties of any provision of this Agreement or any other Credit Document shall not waive, affect or diminish any right of Agent or such Lessor thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Savvis Party contained in this Agreement or any of the other Credit Documents and no Default or Event of Default by any Savvis Party shall be deemed to have been suspended or waived by Agent or any Lessor, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lessors and directed to Lessee specifying such suspension or waiver.

             11.5 Remedies. Agent's and Lessors' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lessor may have under any other agreement, including the other Credit Documents, by operation of law or otherwise, and may be enforced concurrently or individually from time to time. Recourse to the Collateral shall not be required.

             11.6 Severability. Wherever possible, each provision of this Agreement and the other Credit Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Credit Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Credit Document.

             11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Credit Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Credit Documents, the provision contained in this Agreement shall govern and control.

             11.8 Confidentiality. Agent and each Lessor agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lessor applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Savvis Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and each Lessor may disclose such information (a) to Persons employed or engaged by Agent or such Lessor in evaluating, approving, structuring or administering the Obligations; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lessor to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advise of Agent's or such Lessor's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Credit Documents or in connection with any Litigation to which Agent or such Lessor is a party; or (f) that ceases to be confidential through no fault of Agent or any Lessor.

             11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE CREDIT DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE CREDIT DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH SAVVIS PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE SAVVIS PARTIES, AGENT AND LESSORS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS; PROVIDED, THAT AGENT, LESSORS AND THE SAVVIS PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY AND; PROVIDED, FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH SAVVIS PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH SAVVIS PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH SAVVIS PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH SAVVIS PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH SAVVIS PARTY AT THE ADDRESS SET FORTH IN ANNEX E OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH SAVVIS PARTY'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

             11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and 3 Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex F or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Lessee or Agent) designated in Annex F to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

             11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

             11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

             11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LESSORS AND ANY SAVVIS PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

             11.14 Press Releases and Related Matters. Each Savvis Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Credit Documents or the Related Transactions Documents without at least

2 Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Savvis Party or Affiliate is required to do so under law and then, in any event, such Savvis Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Savvis Party consents to the publication by Agent or any Lessor of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lessor shall provide a draft of any such tombstone or similar advertising material to each Savvis Party for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

         11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Lessee for liquidation or reorganization, should Lessee become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Lessee's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         11.16 Miscellaneous Lease Terms. (a) Any failure of Agent to require strict performance by Lessee, or any waiver by Agent of any provision of a Lease, shall not be construed as a consent to or waiver of any other breach of the same or of any other provision. (b) If there is more than one Lessee, the obligations of each Lessee are joint and several. (c) Lessee agrees to execute and deliver, upon demand, any documents necessary, in Agent's reasonable opinion, to evidence the intent of a Lease, and/or to protect Agent's interest in a System. Lessee appoints Agent as its attorney-in-fact for the sole purpose of executing and delivering any UCC financing statements. Lessee agrees to pay Agent's out-of-pocket costs of filing and recording such documentation. (d) In the event Lessee fails to pay or perform any obligations under a Lease, Agent may, at its option, pay or perform such obligation, and any payment made or expense incurred by Agent in connection therewith shall be due and payable by Lessee upon Agent's demand with interest thereon accruing at the maximum rate permitted by law until paid. (e) Time is of the essence in each Lease. (f) Lessee shall pay Agent and Lessors, on demand, all costs and expenses, including reasonable attorneys' and collection fees, incurred by Agent and/or Lessor in enforcing the terms and conditions of a Lease or in protecting Agent's or Lessors' rights and interests in a Lease or a System. (g) No agent, employee, or representative of Agent or any Lessor has any authority to bind Agent or any Lessor to any representation or warranty concerning any System and, unless such representation or warranty is specifically included in a Lease, it shall not be enforceable by Lessee against Agent.

         11.17 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

         11.18 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

             IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                        LESSEE

                                        SAVVIS COMMUNICATIONS CORPORATION, a
                                        Missouri corporation

                                        By: /s/ David J. Frear
                                            --------------------------------
                                        Name:   David J. Frear
                                              ------------------------------
                                        Title:  Executive Vice President and CFO
                                               -----------------------------

                                        AGENT AND LESSOR

                                        GENERAL ELECTRIC CAPITAL
                                        CORPORATION, as Agent and Lessor



                                        By:  /s/ Robert Wotten
                                            -------------------------------
                                                Duly Authorized Signatory

                  The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Lessee.


                                        SAVVIS COMMUNICATIONS CORPORATION,
                                        a Delaware corporation


                                        By: /s/ David J. Frear
                                            --------------------------------
                                        Name:   David J. Frear
                                              ------------------------------
                                        Title:  Executive Vice President and CFO
                                               -----------------------------


                                        SAVVIS PROCUREMENT CORPORATION.
                                        a Delaware corporation


                                        By: /s/ David J. Frear
                                            --------------------------------
                                        Name:   David J. Frear
                                              ------------------------------
                                        Title:  President
                                               -----------------------------


                                        SAVVIS COMMUNICATIONS INTERNATIONAL,
                                        INC. , a Delaware corporation


                                        By: /s/ David J. Frear
                                            --------------------------------
                                        Name:   David J. Frear
                                              ------------------------------
                                        Title:  President
                                               -----------------------------


                                        GLOBAL NETWORK ASSETS, LLC,
                                        a Delaware limited liability company


                                        By: /s/ David J. Frear
                                            --------------------------------
                                        Name:   David J. Frear
                                              ------------------------------
                                        Title:  President
                                               -----------------------------

                               ANNEX A (RECITALS)
                                       TO
                   AMENDED AND RESTATED MASTER LEASE AGREEMENT
                   -------------------------------------------

                                   DEFINITIONS
                                   -----------

                  Capitalized terms used in the Credit Documents shall have (unless otherwise provided elsewhere in the Credit Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

                  "2002 Securities Purchase Agreement" means that certain Securities Purchase Agreement dated as of March 6, 2002, among Holdings, Welsh Carson, and several other entities and individuals affiliated with Welsh Carson as identified therein, and other Persons who may become parties thereto.

                  "A Rated Bank" has the meaning ascribed to it in Section 6.2.

                  "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to any Credit Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), including the right to receive the proceeds of said purchase orders and contracts, (e) all healthcare insurance receivables, and (f) all collateral security and guaranties of any kind, now or hereafter in existence, given by any account debtor or other Person with respect to any of the foregoing.

                  "Additional Collateral" has the meaning ascribed to it in
Section 5.12(a).

                  "Additional Collateral Documents" has the meaning ascribed to it in Section 5.12(e).

                  "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Lessee, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of

Lessee. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lessor.

                  "Agent" means GE Capital in its capacity as Agent for Lessors or its successor appointed pursuant to Section 9.7.

                  "Agreement" means the Amended and Restated Master Lease Agreement by and among Lessee, the other Credit Parties party thereto, GE Capital, as Agent and Lessor and the other Lessors from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "Agreement Resolving All Outstanding Savvis-BIS Issues" means that certain Agreement Resolving All Outstanding Savvis-BIS Issues dated as of February 8, 2002 by and between Holdings and Bridge, as amended by that certain amendment thereto dated February 25, 2002.

                  "AP Interest" has the meaning ascribed such term in Section 1.3(a)(i).

                  "AP Payment Date" has the meaning ascribed to it in Section 1.2(a)(iii).

                  "Appendices" has the meaning ascribed to it in the recitals to the Agreement.

                  "Applicable Period" has the meaning ascribed to it in Section 1.2(a)(iii).

                  "Asset Disposition" means the disposition of any or all of the Property of the Lessee or any of Lessee's Subsidiaries, whether by sale, lease, transfer, assignment, condemnation or otherwise, but excluding (a) sales of inventory in the ordinary course of business; (b) the grant of a Lien as security; (c) any involuntary disposition resulting from casualty damage to Property; (d) dispositions of equipment if and to the extent that the equipment disposed of is, concurrently there with, exchanged or replaced by equipment of equal or greater value; (e) the sale in the ordinary course of business to its customers of equipment to be located at the customer's premises which is used to connect such customer to the telecommunication network owned and operated by the Lessee or one of its Subsidiaries; and (f) transfers of equipment to foreign Subsidiaries of Holdings or Lessee having a book value not in excess of Five Million ($5,000,000) Dollars in the aggregate, but only at a time when no Default or Event of Default then exists hereunder or would exist after giving effect thereto.

                  "Assignee" has the meaning ascribed to it in Section 10.1.

                  "Assignment Agreement" has the meaning ascribed to it in
Section 9.1(a).

                  "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C.ss.ss. 101 et seq.

                  "Bridge" means Bridge Information Systems, Inc.

                  "Bridge Agreements" means the Bridge Administrative Agreement dated February 18, 2000 between Lessee and Bridge, the Bridge Master Establishment and Transition Agreement dated February 9, 2000 between Lessee and Bridge, the Bridge Network Services Agreement and the Bridge Technical Services Agreement dated February 18, 2000 between Lessee and Bridge.

                  "Budget" means with respect to Holdings and its Subsidiaries, a budget for the ensuing one-year period commencing on each January 1 of each year, containing, in any event, a specific item for the expenses of foreign Subsidiaries of Holdings and Savvis International.

                  "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

                  "Business Plan - 4 Years" means Holdings' and its Subsidiaries marketing and Network build-out plans, budget and schedule as submitted to the Agent, including financial projections of Holdings and its Subsidiaries (including, without limitation, the Lessee) for the four year period beginning on the Closing Date, certified by the Chief Financial Officer of Holdings as being prepared generally in accordance with the policies and procedures of GAAP to the extent of the information presented therein, such projections giving effect to the Indebtedness to be incurred under this Agreement as well as the other Indebtedness to be incurred by Holdings and its Subsidiaries (including, without limitation, Lessee) during such period, as modified, amended, replaced or superceded by any Business Plan of at least four years subsequently submitted to the Agent provided that such modifications, amendments, or replacements do not materially change the terms of the Business Plan other than to reflect increases in revenues due to new contracts of a type consistent with the terms of the Business Plan in effect on the Closing Date and corresponding expenses related thereto.

                  "Capital Expenditures" means, with respect to any Person, without duplication, all expenditures by such Person during any measuring period for any fixed assets, real property or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, including any assets leased subject to or treated as Capital Lease Obligations.

                  "Capital Lease" means, with respect to any Person, any lease of any Property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

                  "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

                  "Certificate of Exemption" has the meaning ascribed to it in
Section 1.10(c).

                  "Change of Control" means the existence or occurrence of any of the following: (a) any of the capital Stock of the Lessee is owned by any Person other than Holdings; (b) any capital Stock of any Subsidiary of the Lessee is owned by any Person other than the Lessee or a

Wholly-Owned Subsidiary of the Lessee; (c) any Person or two or more persons (other than the Permitted Holders) acting as a group (as defined in Section 13d-3 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of (i) 30% or more of the outstanding shares of Voting Stock of Holdings and (ii) more Voting Stock of Holdings than is beneficially owned, in the aggregate, by the Permitted Holders; or (d) individuals who, as of the Execution Date, constituted the Board of Directors of Holdings (the "Holdings Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of Holdings; provided, however, that any individual becoming a director of Holdings subsequent to the Execution Date whose election or nomination for election by Holdings' shareholders was approved by a vote of at least a majority of the directors then comprising the Holdings Incumbent Board shall be considered as though such individual were a member of the Holdings Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or contest by or on behalf of a Person other than the Board of Directors of Holdings.

                  "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Savvis Party, (d) any Savvis Party's ownership or use of any properties or other assets, or (e) any other aspect of any Savvis Party's business.

                  "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Savvis Party, wherever located.

                  "Closing Date" means the date on which all of the conditions set forth in Section 2.1 hereto are satisfied.

                  "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Credit Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

                  "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lessor's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

                  "Collateral" means the Property covered by this Agreement, the Security Agreement, the Pledge Agreements, the Guaranties and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lessors, to secure the Obligations.

                  "Collateral Documents" means the Security Agreement, the Pledge Agreements, the Guaranties, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

                  "Collection Account" means that certain account of Agent, account number 502-328-54 in the name of Agent at Bankers Trust Company in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the "Collection Account."

                  "Commencement Date" shall have the meaning ascribed to it in
Section 1.1(b).

                  "Communications Act" means the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC hereunder, all as amended and as the same may be in effect from time to time.

                  "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

                  "Copyright License" means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

                  "Copyright Security Agreements" means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lessors, by each applicable Credit Party and any other copyright security agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Credit Document).

                  "Copyrights" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

                  "Credit" means the extension of credit to Lessee pursuant to this Agreement.

                  "Credit Documents" means the Agreement, the Collateral Documents, the Warrant Documents, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lessors and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lessor in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Credit Document as the same may be in effect at any and all times such reference becomes operative.

                  "Credit Parties" means Holdings, Lessee, and each of their respective Subsidiaries signatory to the Agreement.

                  "Current Assets" means, with respect to Holdings and its Subsidiaries, on a consolidated basis, all current assets as of any date of determination calculated in accordance with GAAP, but excluding cash and cash equivalents.

                  "Current Liabilities" means, with respect to Holdings and its Subsidiaries, on a consolidated basis, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balances of the Obligations.

                  "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                  "Default Rate" has the meaning ascribed to it in Section
1.3(d).

                  "Disclosure Schedules" means the Schedules prepared by Lessee and denominated as Disclosure Schedules (3.1) through (8.1) in the Index to the Agreement.

                  "Documents" means any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

                  "Dollars" or "$" means lawful currency of the United States of America.

                  "EBITDA" means, with respect to Holdings and its Subsidiaries for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, and (vii) the amount of all Net Proceeds received by Holdings from the exercise of any Warrants held by Agent under the Warrant Documents and warrants held by Nortel. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

                  "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.ss.ss.9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C.ss.ss.5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.ss.136 et seq.); the Solid Waste Disposal Act (42 U.S.C.ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C.ss.ss.2601 et seq.); the Clean Air Act (42 U.S.C.ss.ss.7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C.ss.ss.1251 et seq.); the Occupational Safety and Health Act (29 U.S.C.ss.ss.651 et seq.); and the Safe Drinking Water Act (42 U.S.C.ss.ss. 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

                  "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

                  "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

                  "Equipment Software" has the meaning ascribed to it in Section 1.1(a).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

                  "ERISA Affiliate" means, with respect to any Savvis Party, any trade or business (whether or not incorporated) that, together with such Savvis Party, are treated as a single employer within the meaning of Sections 414(b),
(c), (m) or (o) of the IRC.

                  "ERISA Event" means, with respect to any Savvis Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Savvis Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Savvis Party or any ERISA

Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Savvis Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;
(g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

                  "ESOP" means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

                  "Event of Default" has the meaning ascribed to it in Section 8.1.

                  "Event of Loss" has the meaning ascribed to in Section 5.4(c)(ii).

                  "Excess Cash Flow" means, without duplication, with respect to the applicable portion of any semi-annual period in any such Fiscal Year of Holdings and its Subsidiaries on a consolidated basis, EBITDA, plus (a) decreases or minus increases (as the case may be) in Working Capital, minus (b) the sum of (i) Capital Expenditures to the extent paid in cash and Capital Expenditures, incurred in the semi-annual period in respect of which such calculation is being made, committed to be due and payable in the next succeeding semi-annual period (excluding from all such Capital Expenditures the full amount of the financed portion thereof) during such Fiscal Year or portion of such Fiscal Year; plus (ii) taxes paid in cash; plus (iii) cash lease payments made to the existing lessors referred to in Schedule 3.6 hereof in respect of leases existing on the date hereof; plus (iv) cash lease payments made to future lessors permitted by the terms of Section 6.3; plus (v) cash Interest Expense paid pursuant to Section 1.3(a)(iii) during such period; plus
(vi) the amount of Capital Expenditures permitted to be carried over to the next succeeding semi-annual period following the semi-annual period in respect of which a calculation is being made hereunder for purposes of determining whether a payment is due under Section 1.2(a)(iii). For purposes of this definition, "Working Capital" means Current Assets minus Current Liabilities.

                  "Excess Cash Flow Account" has the meaning ascribed to it in Annex B.

                  "Excess Cash Flow Certificate" has the meaning ascribed to it in Section 5.11.

                  "Execution Date" means the date of execution of this Agreement by all parties hereto, which date shall be March 8, 2002.

                  "Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C.ss.201 et seq.

                  "FCC" means the Federal Communications Commission and any successor agency.

                  "FCC Licenses" means all Permits issued by the FCC.

                  "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

                  "Fees" means any and all fees payable to Agent or any Lessor pursuant to the Agreement or any of the other Credit Documents.

                  "Financial Statements" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with Section 3.4 and Annex D.

                  "Fiscal Month" means any of the monthly accounting periods of Lessee.

                  "Fiscal Quarter" means any of the quarterly accounting periods of Lessee, ending on March 31, June 30, September 30 and December 31 of each year.

                  "Fiscal Year" means any of the annual accounting periods of Lessee ending on December 31 each year.

                  "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

                  "Foreign Lessor" has the meaning ascribed to it in Section 1.10(c).

                  "GAAP" means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

                  "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

                  "GE Capital Fee Letter" has the meaning ascribed to it in
Section 1.5.

                  "General Intangibles" means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

                  "Goods" means any "goods" as defined in the Code, now owned or hereafter acquired by any Credit Party, including embedded software.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guaranteed Indebtedness" means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

                  "Guaranties" means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lessors in respect of the Obligations.

                  "Guarantors" means Holdings, each Subsidiary of Lessee, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lessors, in connection with the transactions contemplated by the Agreement and the other Credit Documents.

                  "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

                  "Hazelwood Data Center" means the data center building operated by Lessee and located at 587 McDonnell Blvd, Hazelwood, MO 63042, but does not refer to any assets from time to time located therein.

                  "Hazelwood Data Center Sale" means the sale of Lessee's title (whether owned or leased) to the Hazelwood Data Center for cash.

                  "Hazelwood Proceeds" has the meaning ascribed to it in Section 5.4(c).

                  "Holdings" means SAVVIS Communications Corporation, a Delaware corporation.

                  "Holdings Guaranty" means the guaranty of even date herewith executed by Holdings in favor of Agent and Lessors.

                  "Holdings Pledge Agreement" means the Pledge Agreement of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lessors, pledging all Stock of Lessee and its other Subsidiaries and all Intercompany Notes owing to or held by it.

                  "Indebtedness" means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lessor under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

                  "Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

                  "Indemnified Liabilities" has the meaning ascribed to it in
Section 1.8.

                  "Indemnified Person" has the meaning ascribed to it in Section 1.8.

                  "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                  "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

                  "Interest Expense" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

                  "Interest Payment Date" means the first Business Day of each month to occur while the Obligations are outstanding; provided that, in addition to the foregoing, each of (x) the date upon which the Obligations have been paid in full and (y) the Maturity Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

                  "Inventory" means any "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies and embedded software.

                  "Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party;
(iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

                  "Investments" means (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acquisition by such Person of any stock, bonds, notes, debentures, future contracts, partnership or other ownership interests or other securities of any other Person; and (b) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person, and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

                  "IRS" means the Internal Revenue Service.

                  "Lease" has the meaning ascribed to it Section 1.1(a).

                  "Leased Equipment" has the meaning ascribed to it in Section 1.1(a).

                  "Lessee" has the meaning ascribed thereto in the preamble to the Agreement.

                  "Lessee Pledge Agreement" means the Pledge Agreement of even date herewith executed by Lessee in favor of Agent, on behalf of itself and Lessors, pledging all Stock of its Subsidiaries, if any, and all Intercompany Notes owing to or held by it.

                  "Lessors" means GE Capital, the other Lessors named on the signature pages of the Agreement, and, if any such Lessor shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lessor.

                  "Lessor's Loss" has the meaning ascribed to it in Section 8.2(c).

                  "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Savvis Party.

                  "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

                  "Litigation" has the meaning ascribed to it in Section 3.13.

                  "Lucent" means Lucent Technologies, Inc.

                  "Lucent Settlement Agreement" has the meaning ascribed to it in Section 2.1(o).

                  "Margin Stock" has the meaning ascribed to it in Section 3.10.

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, prospects or financial or other condition of Holdings and its Subsidiaries taken as a whole, (b) Lessee's ability to pay any of the Rent or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent's Liens, on behalf of itself and Lessors, on the Collateral or the priority of such Liens, or (d) Agent's or any Lessor's rights and remedies under the Agreement and the other Credit Documents.

                  "Maturity Date" means the earlier of (a) March 8, 2007 and (b) the date of indefeasible payment in full by Lessee of the Obligations.

                  "Maximum Lawful Rate" has the meaning ascribed to it in
Section 1.3(e).

                  "MoneyLine" means MoneyLine Telerate, a Delaware corporation.

                  "MoneyLine Network Services Agreement" means any definitive "Network Services Agreement" executed pursuant to the terms of the MoneyLine Network Services Term Sheet for the benefit of Agent and Lessors, and their successors and assigns.

                  "MoneyLine Network Services Term Sheet" means that certain Network Services Letter of Intent dated as of August 16, 2001, between MoneyLine and Holdings as amended on October 18, 2001, and, to the extent permitted hereunder, as amended after the Execution Date.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Savvis Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

                  "Net Proceeds" means, with respect to any transaction, without duplication, (A) the gross amount of cash or cash equivalents received by a Savvis Party in connection therewith, minus (B) the reasonable and customary commissions and out-of-pocket costs, fees and expenses incurred by Holdings or Lessee properly attributable to such transaction (including legal, printing and accounting fees and customary underwriting discounts and commissions) excluding any fees or expenses paid to an Affiliate of Holdings or Lessee and minus (C) transfer taxes and the amount of all capital gain taxes attributable directly to the receipt of proceeds from such transaction paid or payable (within the same fiscal year) by such Savvis Party.

                  "Network" means the Lessee's integrated communications network for the provision of high speed data and voice services in the U.S. as described in the Business Plan.

                  "Non-Consenting Lessor" has the meaning ascribed to it in
Section 11.2(c)(i).

                  "Nortel" means Nortel Networks, Inc.

                  "Nortel Indebtedness" has the meaning ascribed to it in
Section 2.1(e).

                  "Nortel Settlement Agreement" has the meaning ascribed to it in Section 2.1(e).

                  "Obligations" means all Rent, loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Savvis Party to Agent or any Lessor, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Credit Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Savvis Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Savvis Party under the Agreement or any of the other Credit Documents.

                  "Observer" has the meaning ascribed to it in Section 5.10.

                  "Original Master Lease Agreement" has the meaning ascribed to it in the recitals to the Agreement.

                  "Patent License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

                  "Patents" means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

                  "Patent Security Agreements" means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lessors, by each applicable Credit Party and any other patent security agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Credit Document).

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Pension Plan" means a Plan described in Section 3(2) of ERISA.

                  "Permit" means any consent, permit, franchise, certificate, approval, order, license, right-of-way (whether an easement, contract or agreement in any form) or other authorization, including, without limitation, any FCC License).

                  "Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Savvis Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $250,000 at any time, so long as such Liens attach only to Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Savvis Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(i); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lessors; and (j) Liens expressly permitted under clause (b) of Section 6.7 of the Agreement.

                  "Permitted Holders" means (a) the Welsh Carson Parties and the following Persons: Welsh, Carson, Anderson & Stowe; Welsh, Carson, Anderson & Stowe VI, LP; WCAS VI; Welsh, Carson, Anderson & Stowe VII, L.P.; WCAS VII; Welsh, Carson, Anderson & Stowe VIII; WCAS VIII, L.P.; WCAS Information Partners, L.P.; WCAS IP; WCAS Capital Partners II, L.P.; WCAS CP II; WCAS VI Partners, L.P.; WCAS VII Partners, L.P.; WCAS VIII Associates; WCAS INFO Partners; WCAS CP II Partners; and the individual general partners of each of the foregoing partnerships; (b) any spouse, parent, sibling, child or grandchild of any of the aforesaid individuals, (in each case, whether such relationship arises from birth or adoption or through marriage) or any trust established for the benefit of any such individuals; and (c) any Affiliate of any of the Persons listed in clause (a) of this definition who are controlled by such Person.

                  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

                  "PIK Interest" has the meaning ascribed to such term in
Section 1.3 (a)(ii).

                  "Plan" means, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

                  "Pledge Agreements" means the Lessee Pledge Agreement, the Holdings Pledge Agreement, and any other pledge agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Credit Document).

                  "Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, (e) dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

                  "Procurement" means SAVVIS Procurement Corporation, a Delaware corporation.

                  "Pro Forma" means the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of December 31, 2001 after giving pro forma effect to the Related Transactions and the Refinancing.

                  "Property" means property and/or assets of all kinds, whether real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the Closing Date.

                  "Proposed Change" has the meaning ascribed to it in Section 11.2(c).

                  "Pro Rata Share" means with respect to all matters relating to any Lessor with respect to the Obligations, the percentage obtained by dividing
(i) the Obligations of that Lessor by (ii) the aggregate Obligations of all Lessors.

                  "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

                  "Qualified Assignee" means (a) any Lessor, any Affiliate of any Lessor and, with respect to any Lessor that is an investment fund that invests in commercial loans or obligations, any other investment fund that invests in commercial loans or obligations and that is managed or advised by the same investment advisor as such Lessor or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lessor and which, through its applicable lending office, is capable of lending to Lessee without the imposition of any withholding or similar taxes; provided that, at Agent's election in is sole discretion: (ii) no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee and (ii) no Person or Affiliate of such Person (other than a Person that is already a Lessor) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

                  "Real Estate" has the meaning ascribed to it in Section 3.6.

                  "Refinancing" means the satisfaction in full by Lessee and Holdings of the Obligations of Lessee and Holdings to Bridge, Nortel and Lucent on the Closing Date and the consummation of the closing of the transactions contemplated under the 2002 Securities Purchase Agreement.

                  "Refinancing Documents" has the meaning ascribed to it in
Section 3.27.

                  "Related Transactions" means the amendment and restatement of the Master Lease Agreement, the Refinancing, the issuance of the Warrants, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

                  "Related Transactions Documents" means the Credit Documents, the Warrants, and all other agreements or instruments executed in connection with the Related Transactions.

                  "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

                  "Rent" means the principal rental payments to be made by Lessee pursuant to this Agreement, in an aggregate original amount of $56,520,510.00 (representing the sum of $27,655,402.00 pursuant to the terms of Equipment Schedule 6857500-001 attached hereto, and $28,865,108.00 pursuant to the terms of Equipment Schedule 6857500-002 attached hereto), provided that the amount of Rent may be increased from time to time by amounts added thereto as PIK Interest or reduced to the extent that PIK interest previously added to Rent shall have been paid in cash pursuant to Section 1.2 hereof from time to time, in each case in accordance with the terms of this Agreement.

                  "Rent Account" has the meaning ascribed to it in Section 1.7.

                  "Representative" has the meaning ascribed to it in Section
5.10.

                  "Requisite Lessors" means Lessors having more than 66 2/3% of the aggregate outstanding amount of the Obligations.

                  "Restricted Payment" means, with respect to any Savvis Party
(a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Savvis Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Savvis Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Savvis Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Savvis Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Savvis Party; and (g) any payment of management fees (or other fees of a similar nature) by such Savvis Party to any Stockholder of such Savvis Party or its Affiliates.

                  "Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

                  "Reuters" means Reuters Limited.

                  "Reuters Network Services Agreement" means that certain Network Services Agreement dated as of September 28, 2001, between Reuters Limited and Holdings.

                  "Savvis International" means Savvis Communications International, Inc.

                  "Savvis Parties" means Lessee, Holdings and each direct or indirect Subsidiary thereof, including each domestic and foreign Subsidiary thereof.

                  "Schedules" has the meaning ascribed to it in Section 1.1(a).

                  "Security Agreements" means one or more Security Agreements dated as of the Closing Date entered into by and among Agent, on behalf of itself and Lessors, and each Credit Party that is a signatory thereto and any other security agreement entered into after the Closing Date by any Savvis Party (as required by the Agreement or any other Credit Document.)

                  "Series A Preferred Stock" means the Series A Convertible Redeemable Preferred Stock of Holdings.

                  "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

                  "Sources and Uses" has the meaning ascribed to it in Section 2.1(j).

                  "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

                  "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

                  "Subordinated Debt" means any Indebtedness of any Savvis Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lessors in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder and in an amount and on terms acceptable to Agent in its sole discretion.

                  "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Lessee.

                  "Subsidiary Guaranty" means each Subsidiary Guaranty dated as of the Closing Date executed by each Subsidiary of Lessee in favor of Agent, on behalf of itself and Lessors and any other subsidiary guaranty entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Credit Document).

                  "Supplier" has the meaning ascribed to it in Section 1.1(a).

                  "Supplier Agreement" has the meaning ascribed to it in Section 1.1(a).

                  "Supporting Obligations" has the meaning ascribed thereto in the Code.

                  "System" has the meaning ascribed thereto in Section 1.1(a) and the other Persons who may become party thereto.

                  "Taxes" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lessor by the jurisdictions under the laws of which Agent and Lessors are organized or conduct business or any political subdivision thereof.

                  "Telecommunications Business" means the business of (a) transmitting, or providing services relating to the transmission of, voice, data or video through owned or leased transmission facilities, including providing applications and content services through such facilities, (b) constructing, creating, developing or marketing communications related network equipment, data centers, software and other devices for use in a telecommunications business or
(c) evaluating, participating or pursuing any other activity or opportunity that is primarily related to, or ancillary or complementary to, those referred to in clause (a) or (b) preceding.

                  "Termination Date" means the date on which (a) the Obligations have been indefeasibly repaid in full, and (b) all other Obligations under the Agreement and the other Credit Documents have been completely discharged.

                  "Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Savvis Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

                  "Trademark Security Agreements" means the Trademark Security Agreements made in favor of Agent, on behalf of Lessors, by each applicable Credit Party and any other trademark security agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Credit Document).

                  "Trademark License" means rights under any written agreement now owned or hereafter acquired by any Savvis Party granting any right to use any Trademark.

                  "Trademarks" means all of the following now owned or hereafter adopted or acquired by any Savvis Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

                  "Transfer" has the meaning ascribed to it in Section 10.1.

                  "UK Subsidiary" means Savvis UK Limited.

                  "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Savvis Party or any ERISA Affiliate as a result of such transaction.

                  "Voting Stock" of any Person means capital Stock of such Person which ordinarily has voting power for the election of directors, managers or general partners (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

                  "Warrants" means those certain warrants for shares of Common Stock issued pursuant to the Warrant Agreement.

                  "Warrant Agreement" means that certain warrant agreement dated as of the Execution Date between GE Capital and Lessee.

                  "Warrant Documents" means, collectively, the Warrant Agreement, the Warrants, the "Investor Rights Agreement" and the "Co-Sale Agreement" (as each such term is defined in the Warrant Agreement).

                  "Welfare Plan" means a Plan described in Section 3(i) of ERISA.

                  "Welsh Carson" means Welsh, Carson, Anderson & Stowe VIII, L.P. and its Affiliates.

                  "Welsh Carson Parties" means Welsh Carson and its Affiliates who are parties to the 2002 Securities Purchase Agreement.

                  "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of such Person all of whose outstanding capital Stock (other than directors' qualifying shares, if any) shall at the time be owned by such Person and/or one or more of its Wholly-Owned Subsidiaries.

                  Rules of construction with respect to accounting terms used in the Agreement or the other Credit Documents shall be as set forth below in this Annex A. All other undefined terms contained in any of the Credit Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

                  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Credit Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Credit Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                  Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Credit Document, then Lessee, Agent and Lessors agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Lessee's, Holdings' and their respective Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Lessee's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Execution Date (including capitalization of costs and expenses or payment of pre-Execution Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Lessee and Lessors agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Credit Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Lessee and Lessors cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Credit Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

                                     ANNEX B

                            EXCESS CASH FLOW ACCOUNT
                            ------------------------

                  (A) Within sixty (60) days after the Closing Date (or such later date as Agent shall consent to in writing), a bank reasonably acceptable to Agent shall have entered into a tri-party account agreement with Agent, for the benefit of itself and Lessors, and Lessee, in form and substance reasonably acceptable to Agent. Such Excess Cash Flow Account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lessors, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the date thereof with respect to the bank at which the Excess Cash Flow Account is maintained, the bank agrees to forward immediately all amounts in each Excess Cash Flow Account to the Agent, at Agent's request. From time to time, Lessee may request in writing from Agent a disbursement from the Excess Cash Flow Account. Within fifteen (15) days after such written request, Agent may, in the exercise of its discretion, authorize such disbursement to be made by the bank.

                  (B) The Excess Cash Flow Account shall be a cash collateral account (over which Agent shall have "control" for perfection purposes), with all cash, checks and other similar items of payment in such accounts securing payment of the Rent and all other Obligations, and in which Lessee and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lessors, pursuant to the Security Agreement.

                                     ANNEX C

                                CLOSING CHECKLIST
                                -----------------

                  In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

                  A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

                  B. Security Agreements. Duly executed originals of the Security Agreements, dated the Closing Date, and all instruments, documents and agreements executed pursuant thereto.

                  C. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lessors.

                  D. Security Interests and Code Filings. (a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lessors) has, upon filing of all UCC-1 financing statements required, a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Savvis Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the prior lender obligations (all of which shall be terminated on the Closing Date).

                  (b) Evidence satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

                  E. Payoff Letters; Termination Statements. Copies of duly executed payoff letters, in form and substance reasonably satisfactory to Agent, by and between all parties to any prior debt documents evidencing repayment or satisfaction in full of all prior lender obligations, together with (a) UCC-3 or other appropriate termination statements, in form and substance satisfactory to Agent, manually signed by the prior lenders releasing all liens of prior lenders upon any of the personal property of each Savvis Party, and (b) termination of all blocked accounts agreements, bank agency agreements or other similar agreements or arrangements or arrangements in favor of prior lenders or relating to the prior lender obligations.

                  F. Intellectual Property Security Agreements. Duly executed originals of Trademark Security Agreements, Copyright Security Agreements and Patent Security Agreements, each dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

                  G. Holdings Guaranty. Duly executed originals of the Holdings Guaranty, dated the Closing Date, and all documents, instruments and agreements executed pursuant thereto.

                  H. Subsidiary Guaranties. Guaranties executed by each direct and indirect Subsidiary of Lessee and by each direct and indirect Subsidiary of Holdings in favor of Agent, for the benefit of Lessors.

                  I. [Intentionally Deleted].

                  J. Charter and Good Standing. For each Credit Party, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

                  K. Bylaws and Resolutions. (a) For each Credit Party, such Person's bylaws, together with all amendments thereto (b) for each Credit Party, resolutions of such Person's Board of Directors and in respect of the Credit Parties that are Subsidiaries of Holdings or Lessee, approving and authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment and (c) the written consent of the Welsh Carson Parties and Bridge to the transactions contemplated by the Refinancing Documents, certified as of the Closing Date by the secretary or assistant secretary of Lessee as being as in full force and effect without any modification or amendment.

                  L. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Credit Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

                  M. Opinions of Counsel. Duly executed originals of opinions of Hogan & Hartson, counsel for the Savvis Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the

Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lessors, and to include in such opinion an express statement to the effect that Agent and Lessors are authorized to rely on such opinion.

                  N. Accountants' Letters. A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lessors in accordance with Section 4.2.

                  O. Fee Letter. Duly executed originals of the GE Capital Fee Letter.

                  P. Officer's Certificate. Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Holdings, dated the Closing Date, stating that, since September 30, 2001 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) except as set forth on Disclosure Schedule (3.13) of the Agreement, no Litigation has been commenced which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Credit Documents; (c) there have been no Restricted Payments made by any Savvis Party; and (d) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Holdings or any of its Subsidiaries.

                  Q. Waivers. Agent, on behalf of Lessors, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Agent, in each case as required pursuant to
Section 5.9.

                  R. Subordination and Intercreditor Agreements. Agent and Lessors shall have received any and all subordination and/or intercreditor agreements, all in form and substance reasonably satisfactory to Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to any Indebtedness of any Savvis Party.

                  S. Audited Financials; Financial Condition. Agent shall have received the Financial Statements, Business Plan - 4 Years, the Pro Forma and other materials set forth in Section 3.4, certified by Holdings' Chief Financial Officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Holdings, based on such Pro Forma and Business Plan - 4 Years, to the effect that (a) each of Holdings on a consolidated basis and Lessee will be Solvent upon the consummation of the transactions contemplated herein; (b) the Pro Forma fairly presents the financial condition of Holdings as of the date thereof after giving effect to the transactions contemplated by the Credit Documents; (c) the Business Plan - 4 Years is based upon estimates and assumptions stated therein, all of which Holdings believes to be reasonable and fair in light of current conditions and current facts known to Holdings and, as of the Closing Date, reflect Holdings' good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of Lessee and Holdings and matters related thereto as Agent shall request.

                  T. Other Documents. Such other certificates, documents and agreements respecting any Savvis Party as Agent may, in its sole discretion, request.

                                     ANNEX D

          FINANCIAL STATEMENTS AND BUSINESS PLAN - 4 YEARS -- REPORTING
          -------------------------------------------------------------

                  Lessee shall deliver or cause to be delivered to Agent or to Agent and Lessors, as indicated, the following:

                  (a) Quarterly Financials. To Agent and Lessors, within 45 days after the end of each Fiscal Quarter (other than the Fiscal Quarter ending December 31), consolidated financial information regarding Holdings and its Subsidiaries certified by the Chief Financial Officer of Holdings, including (i) unaudited balance sheets as of the close of such Fiscal Quarter setting forth in comparative form the figures for the prior Fiscal Year end and (ii) unaudited statements of income and cash flows for such Fiscal Quarter and for the year-to-date, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Budget for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) the certification of the Chief Financial Officer of Holdings that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries, on both a consolidated and consolidating basis (in the manner set forth above), as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended,
(ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default and including a representation confirming that the Credit Parties are in compliance with the terms of Section 6.21; (B) an Excess Cash Flow Certificate for such Fiscal Quarter then ended pursuant to the terms of Section 5.11 of the Agreement and (C) a certification of the Chief Financial Officer setting forth a detailed description of compliance by the Savvis Parties with the provisions of Section 6.8. In addition, Lessee shall deliver to Agent and Lessors, within 45 days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year, provided that delivery to Agent of documents filed with the Securities and Exchange Commission containing the foregoing shall be sufficient for such purposes if delivered within the time period specified in this sentence.

                  (b) Business Plan and Budget. To Agent and Lessors, as soon as available, but not later than 30 days after the end of each Fiscal Year, a business plan for Holdings and its Subsidiaries, approved by the Board of Directors of Holdings, for the following four (4) Fiscal Years, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets and a monthly budget for the following year or four years, as applicable, (iii) calculation in detail of EBITDA and Excess Cash Flow, (iv) integrates sales, gross profits, operating expenses, operating profit, and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital

Expenditures and facilities; and (v) includes the Budget, and thereafter, Holdings shall promptly deliver to Lessors and Agent any and all material revisions to the Budget.

                  (c) Annual Audited Financials. To Agent and Lessors, within 90 days after the end of each Fiscal Year, audited financial statements for Holdings and its Subsidiaries on a consolidated and (unaudited) consolidating basis (on the following bases: on a consolidated basis as to Holdings and all of its Subsidiaries, on a consolidated basis (unaudited) as to Holdings' foreign Subsidiaries located in each of Asia and Europe, and on a consolidating basis as to Holdings and its domestic Subsidiaries and as to foreign Subsidiaries located in Asia and Europe), consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year (in the case of consolidated financial statements), which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) the annual letters to accountants, which shall be a nationally recognized accounting firm, in connection with their audit examination detailing contingent liabilities and material litigation matters, and (ii) the certification of the Chief Executive Officer or Chief Financial Officer of Holdings that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries on a consolidated and consolidating basis (provided, however, that the consolidating financial statements and the consolidated financial statements as to Holdings' Subsidiaries located in each of Asia and Europe may not be prepared in accordance with GAAP), as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

                  (d) Management Letters. To Agent and Lessors, within 5 Business Days after receipt thereof by any Savvis Party, copies of all management letters, exception reports or similar letters or reports received by such Savvis Party from its independent certified public accountants.

                  (e) Default Notices. To Agent and Lessors, as soon as practicable, and in any event within 5 Business Days after an executive officer of Lessee has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

                  (f) SEC Filings and Press Releases. To Agent and Lessors, promptly upon their becoming available, copies of: (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Savvis Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Savvis Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Savvis Party to the public concerning material changes or developments in the business of any such Person.

                  (g) Subordinated Debt and Equity Notices. To Agent, as soon as practicable, copies of all material written notices given or received by any Savvis Party with respect to any Subordinated Debt or Stock of such Person, and, within 2 Business Days after any Savvis Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default.

                  (h) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

                  (i) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Savvis Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Savvis Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Savvis Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities; or (vi) involves any product recall.

                  (j) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

                  (k) Lease Default Notices. To Agent, within 2 Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Agent may reasonably request.

                  (l) Equipment Listing. To Agent and Lessors annually within 30 Business Days following the date required for delivery of the audited financial statements, and also at any time upon the reasonable request of Agent, an updated listing containing the information of each type required to be delivered pursuant to the terms of Section 6.26, and including in addition the following: a description of the status (remaining term and remaining balance) of the Capital Leases listed in Item (vi) of Disclosure Schedule 6.3; a listing of all applicable information in respect of all Equipment owned by any Credit Party acquired following the Execution Date (or the last listing delivered in accordance with the terms of this subsection (l) that would have been required to be listed had such Equipment been owned prior to delivery of the listing referred to in Section 6.26; and the terms of all Indebtedness incurred after the Execution Date referred to in Section 6.3(b) (including tenor and amount thereof and security therefor).

                  (m) Other Documents. To Agent and Lessors, such other financial and other information respecting any Savvis Party's business or financial condition as Agent or any Lessor shall, from time to time, reasonably request.

                            ANNEX E (SECTION 1.1(D))
                                       TO
                                CREDIT AGREEMENT
                                ----------------

                       LESSORS' WIRE TRANSFER INFORMATION

                             ANNEX F (SECTION 11.10)
                                       TO
                                CREDIT AGREEMENT
                                ----------------

                                NOTICE ADDRESSES
                                ----------------



(A)      If to Agent or GE Capital, at:
         General Electric Capital Corporation
         10 Riverview Drive
         Danbury, Connecticut 06810
         Attention: Robert W. Wotten
         Facsimile No.: (203) 749-4530
         Telephone No.: (203) 749-6287

         with copies to:

         Winston & Strawn
         200 Park Avenue
         New York, New York 10166
         Attention: Susan Berkwitt
         Facsimile No.: (212) 294-4700
         Telephone No.: (212) 294-6703

         and
         ---

         General Electric Capital Corporation
         10 Riverview Drive
         Danbury, Connecticut 06810
         Attention: Vendor Finance Legal Department
         Facsimile No.: (203) 749-4534
         Telephone No.: (203) 749-6361

(B)      If to Lessee, at
         SAVVIS Communications Corporation
         12851 Worldgate Drive
         Herndon, Virginia 20170
         Attention: Nancy Bridgman Lysinger
         Facsimile No.: (703) 234-8315
         Telephone No.: (703) 234-8134

         With copies to:

         Savvis Communications Corporation
         12851 Worldgate Drive
         Herndon, Virginia 20170

         Attention: Lane Blumenfeld
         Facsimile No.: (703) 234-8315
         Telephone No.: (703) 234-8088

         and
         ---

         Hogan & Hartson, L.L.P.
         885 Third Avenue, 26th Floor
         New York, New York 10022
         Attention: Christine M. Pallares
         Facsimile No.: (212) 409-9801
         Telephone No.: (212) 409-9870


                                      F-2